As filed with the Securities and Exchange Commission on August 12, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RECON TECHNOLOGY, LTD

(Exact name of registrant as specified in its charter)

Cayman Islands	1389	Not Applicable
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 1401 Yong Feng Mansion 123 Jiqing Road Nanjing, People’s Republic of China 210006 025-52313015	CT Corporation System 111 Eighth Avenue New York, New York 10011 (800) 624-0909
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley A. Haneberg, Esq.

Anthony W. Basch, Esq.

Kaufman & Canoles, P.C.

Three James Center, 12th Floor

1051 East Cary Street

Richmond, Virginia 23219

(804) 771-5700 - Telephone

(804) 771-5777 - Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares	(2)	(2)	$10,000,000(2)	$393.00
Placement Agent Warrants(3)	(2)	$0.001	$125(4)	$0.01
Ordinary Shares Issuable Upon Exercise of Placement Agent Warrants(3)	(5)	(5)	$1,200,000(5)	$36.84
Total			$11,200,000	$440.17

(1)

In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)

The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(3)

In connection with the Registrant’s sale of the ordinary shares registered hereby, the Registrant will sell to Anderson & Strudwick, Incorporated (the “Placement Agent”) warrants to purchase up to 10% of the aggregate number of ordinary shares sold by the Registrant (the “Placement Agent’s Warrants”). The price paid by the Placement Agent for the Placement Agent’s Warrants is $0.001 per warrant. The exercise price of the Placement Agent’s Warrants is equal to 120% of the price of the ordinary shares offered hereby. The resale of the Placement Agent’s Warrants is registered hereunder. The ordinary shares underlying the Placement Agent’s Warrants are being registered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(5)

The registration fee for securities to be offered by the Placement Agent is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                          , 2008

RECON TECHNOLOGY, LTD

[            ] Ordinary Share Minimum Offering

[            ] Ordinary Share Maximum Offering

This is the initial public offering of Recon Technology, Ltd, a Cayman Islands exempted company. We are offering a minimum of [            ] ordinary shares and a maximum of [            ] ordinary shares. Our officers and directors may, but have made no commitment, nor indicated they intend to, purchase shares in the offering. Purchases by our officers and directors may be made in order to reach the minimum offering amount. We have not placed a limit on the number of shares our officers and directors may purchase in this offering.

We expect that the offering price will be $[            ] per share. No public market currently exists for our shares. We have applied for approval for quotation on the NASDAQ Capital Market under the symbol “RCON” for the ordinary shares we are offering. We believe that upon the completion of the offering contemplated by this prospectus, we will meet the standards for listing on the NASDAQ Capital Market.

Investing in these ordinary shares involves significant risks. See “Risk Factors” beginning on page 1 of this prospectus.

	Per Ordinary Share			Minimum Offering	Maximum Offering
Public Offering Price	$	[	]	$8,000,000	$10,000,000
Placement Commission	$	[	]	$640,000	$800,000
Proceeds to us, before expenses	$	[	]	$7,360,000	$9,200,000

We expect total cash expenses for this offering to be approximately $[            ]. The placement agent must sell the minimum number of securities offered ([            ] ordinary shares) if any are sold. The placement agent is required to use only its best efforts to sell the securities being offered. The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) June 1, 2009. Until we sell at least [            ] ordinary shares, all investor funds will be held in an escrow account at SunTrust Bank, Richmond, Virginia. If we do not sell at least [            ] ordinary shares by June 1, 2009, all funds will be promptly returned to investors (within one business day) without interest or deduction.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Anderson & Strudwick,

Incorporated

Prospectus dated                     , 2008

Except where the context otherwise requires and for purposes of this prospectus only:

•

The terms “we,” “us,” “our company,” “our” and “Recon” refer to Recon Technology, Ltd, a Cayman Islands exempted company; Recon Technology Co., Limited, a Hong Kong company; and Recon Technology (Jining) Co., Ltd., a PRC company. Unless the context otherwise requires, these terms shall also include Beijing BHD Petroleum Technology Co., Ltd., Nanjing Recon Technology Co., Ltd. and Jining ENI Energy Technology Co., Ltd., which are not our subsidiaries but are contractually related to us.

•	“Shares” and “ordinary shares” refer to our ordinary shares.

•	“China” and “PRC” refer to the People’s Republic of China.

•	all references to “RMB,” “Renminbi” and “¥” are to the legal currency of China and all references to “USD,” “U.S. dollars,” “dollars” and “$” are to the legal currency of the United States.

For purpose of clarity, where the context requires us to differentiate between the entities generally referred to collectively as “Recon”, and for purposes of this prospectus only:

•	“Recon-CI” refers to Recon Technology, Ltd, a Cayman Islands exempted company.

•	“Recon-HK” refers to Recon Technology Co., Limited, a Hong Kong company.

•	“Recon-JN” refers to Recon Technology (Jining) Co., Ltd., a PRC company.

•	“BHD” refers to Beijing BHD Petroleum Technology Co., Ltd., a PRC company.

•	“Nanjing Recon” refers to Nanjing Recon Technology Co., Ltd., a PRC company.

•	“ENI” refers to Jining ENI Energy Technology Co., Ltd., a PRC company.

•	“Yabei Nuoda” refers to Beijing Yabei Nuoda Technology Co., Ltd., a PRC company.

•	“Adar Petroleum” refers to Beijing Adar Petroleum Technology, Ltd., a PRC company.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader. Unless otherwise stated, the translations of RMB into U.S. dollars have been made at the rates of exchange of $1.00 to RMB 7.6120 and $1.00 to RMB 7.0120, the exchange rates prevailing on June 30, 2007 and March 31, 2008, respectively. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. See “Risk Factors—Fluctuation of the Renminbi could materially affect our financial condition and results of operations.” for discussions of the effects of fluctuating exchange rates on the value of our shares. Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

ii

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

Our Company

Recon Technology, Ltd, a Cayman Islands exempted company (“Recon-CI”) is the parent company of Recon Technology Co., Limited, our wholly-owned subsidiary in Hong Kong (“Recon-HK”). Recon-HK is the parent company of Recon Technology (Jining) Co., Ltd., a PRC company (“Recon-JN”). Recon-JN operates Beijing BHD Petroleum Technology Co., Ltd. (“BHD”), Nanjing Recon Technology Co., Ltd. (“NRT”) and Jining ENI Energy Technology Co., Ltd. (“ENI”) (collectively, the “Domestic Companies”) by contract. The Domestic Companies are not our subsidiaries.

Through the Domestic Companies, we provide services designed to automate and enhance the extraction of petroleum in China. To this end, we have developed our own specialized software and hardware to manage the oil extraction process in real-time and to reduce the costs associated with extraction. See “Our Business—General”. These products and services include:

•

SCADA System. Our technology includes the Recon SCADA system (“SCADA”), an industrial computerized process control system for monitoring, managing and controlling petroleum extraction. SCADA integrates the underground, ground and above-ground levels of the petroleum extraction industry. SCADA connects the above-ground level central control room with the ground level relay station and the relay station with the underground bottom intelligent terminal using 2.4G wireless frequency. SCADA has received grants and awards from the State Ministry of Science and Technology and the city of Nanjing.

•

Water System. In addition to SCADA, we have developed and implemented technology designed to find and block water content in petroleum. As China’s extraction of oil has increased, the quantity of available oil has decreased and the water content in remaining oil has increased. In order to improve our efficiency and profitability in extraction, we have developed technology to reduce the amount of water in our extracted petroleum.

•

Oil Field Furnaces. Crude petroleum contains certain impurities that must be removed before the petroleum can be sold, including water and natural gas. To remove the impurities and to prevent solidification and blockage in transport pipes, companies employ heating furnaces. We researched, developed and implemented a new oil field furnace that is advanced, highly automated, reliable, easily operable, comparatively safe and highly heat efficient (90% efficiency).

•

Multipurpose Fissure Shaper. We have also developed a multipurpose fissure shaper to improve our ability to test for and extract petroleum. Before any petroleum extractor can test for the presence of oil, it must first perforate a hole for testing. The depth of the perforated hole is, of course, extremely important in the testing process: a hole that is too shallow may cause an extractor to miss an oil field entirely. We have developed a proprietary multipurpose fissure shaper that is used with the perforating gun to effectively increase the perforation depth by between 46% and 80%, shape a great number of stratum fissures, improve the stratum diversion capability and, as a result, improve our ability to locate oil fields and increase the output of oil wells.

•

Acoustic pipeline monitoring system. Our independent research and development of international standards of the leading acoustic oil and gas pipeline safety monitoring system has been widely used by Sinopec. We are also cooperating with Sinopec to implement our solutions in imports instrumentation, the introduction of equipment and oilfield chemical additives.

Our principal executive offices are located at Room 1401 Yong Feng Mansion, 123 Jiqing Road, Nanjing, People’s Republic of China (210006). Our website address is www.recon.cn, and information on our website is substantially in the Mandarin language. Information contained on our website or any other website is not a part of this prospectus.

Our Corporate Structure

We operate our business in China through the Domestic Companies, which are PRC limited liability companies controlled by the same three PRC residents. We have Exclusive Technology Consultation Service Agreements with each of the Domestic Companies and Equity Pledge Agreements and Exclusive Purchase Agreements with their shareholders. Through these contractual arrangements, we have the ability to substantially influence each of the Domestic Companies’ daily operations and financial affairs, appoint their senior executives and approve all matters requiring shareholder approval. As a result of these contractual arrangements, which enable us to control the Domestic Companies, we are considered the primary beneficiary of each Domestic Company. In addition, we and the Domestic Companies are under common control, by virtue of the ownership of more than 70% of our company and each of the Domestic Companies by three shareholders (Mr. Yin Shenping, Mr. Li Hongqi and Mr. Chen Guangqiang).

Accordingly, we consolidate their results, assets and liabilities in our financial statements. For a description of these contractual arrangements, see “Corporate Structure—Contractual Arrangements with Domestic Companies and their Shareholders.”

2

The following diagram illustrates our current corporate structure and the place of formation, ownership interest and affiliation of each of our subsidiaries and affiliates as of the date of this prospectus.

3

The Offering

Minimum Shares offered:	[ ] ordinary shares

Maximum Shares offered:	[ ] ordinary shares

Shares to be outstanding, if minimum offering is sold:	[ ] ordinary shares

Shares to be outstanding, if maximum offering is sold:	[ ] ordinary shares

Proposed NASDAQ Capital Market symbol:	“RCON”

Risk factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in the shares.

Gross proceeds, if minimum offering is sold:	$8,000,000

Gross proceeds, if maximum offering is sold:	$10,000,000

Closing of offering:	The offering contemplated by this prospectus will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) June 1, 2009.

Placement

We have engaged Anderson & Strudwick, Incorporated to conduct this offering on a “best efforts, minimum/maximum” basis. The offering is being made without a firm commitment by the placement agent, which has no obligation or commitment to purchase any of our Shares. Although they have not formally committed to do so, our affiliates who are not PRC residents or citizens may opt to purchase ordinary shares in connection with this offering. To the extent such individuals invest, they will purchase our shares with investment intent and without the intent to resell. Any ordinary shares purchased by our non-PRC affiliates shall contribute to the calculation of whether we achieved our minimum offering. We have not placed limits on the number of ordinary shares eligible to be purchased by our non-PRC affiliates.

4

Summary Financial Information

In the table below, we provide you with historical selected financial data for the fiscal years ended 2007 and 2006 and the nine month period ended March 31, 2008. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Fiscal Year Ended June 30,		For the Nine Months Ended March 31, (Unaudited)
	2007 (¥)	2006 (¥)	2008 (¥)

Total Revenues	59,862,783	35,733,839	64,197,177
Income (loss) from Operations	10,752,850	(146,717)	15,349,497
Other Income	797,139	60,281	406,378
Net Income	8,813,973	880,384	14,836,016
Basic Earnings per Share	190.08	22.06	296.72
Diluted Earnings per Share	190.08	22.06	296.72

	June 30,		March 31,
	2007 (¥)	2006 (¥)	2008 (¥)

Total Assets	50,248,520	27,882,542	76,339,800
Total Current Liabilities	47,474,528	35,574,149	48,347,223
Shareholders’ Equity (deficit)	436,662	(10,417,311)	24,072,678
Total liabilities and shareholders’ equity	50,248,520	27,882,542	76,339,800

Corporate Information

Our principal executive offices are located at Room 1401, Yong Feng Mansion, 123 Jinqing Road, Nanjing, People’s Republic of China 210006. Our telephone number at this address is 025-52313105 and our fax number is 025-52261799. Our registered office in the Cayman Islands is c/o Corporate Filing Services Limited, 4th Floor, Harbour Centre, P.O. Box 613, Grand Cayman KYI- 1107.Cayman Islands.

Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website is www.recon.cn. The information contained on our website does not constitute a part of this prospectus. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011.

5

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face, but represent the material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to Our Business

We operate in a very competitive industry and may not be able to maintain our revenues and profitability.

Since the 1990s, several international companies engaged in supplying integrated automation services for the petroleum extraction industry have been qualified in China. These competitors have significantly greater financial and marketing resources and name recognition than we have. In addition, at least five domestic competitors also compete with us and more competitors may enter the market as Chinese petroleum companies seek to reduce oil production costs and improve efficiencies. We believe that while the Chinese market for integrated automation services for the petroleum extraction industry is subject to intense competition, the number of large competitors is relatively limited. As such, while we effectively compete in our market, our competitors may occupy a substantial competitive position. There can be no assurance that we will be able to effectively compete in our industry.

In addition, our competitors may introduce new systems. If these new systems are more attractive to customers than the systems we currently use, our customers may switch to our competitors’ services, and we may lose market share. We believe that competition may become more intense as more integrated automation service providers, including Chinese/foreign joint ventures, are qualified to conduct business. We cannot assure you that we will be able to compete successfully against any new or existing competitors, or against any new systems our competitors may implement. All of these competitive factors could have a material adverse effect on our revenues and profitability. See “Our Business—Market Background”.

We must continually research and develop new technologies and products to remain competitive.

There are approximately 10 companies in China that engage in the production and sale of automated services products for the petroleum extraction industry, and we expect this number to grow. Many competitors have considerably greater financial, technological, marketing and personnel resources than those currently available to us. We expect competition to intensify in all fields in which we are involved in view of the world’s need for petroleum.

To achieve our strategy and obtain market share, we will need to continually research, develop and refine new technologies and offer new products. Many factors may limit our ability to develop and refine new products, including access to new products and technologies, as well as marketplace resistance to new products and technologies. We believe that our products are able to compete in the marketplace based upon, among other things, our intellectual property. Although we are developing and marketing our products with what we believe to be state-of-the-art technology, these technologies, as well as those under development for future projects are evolving technologies. We cannot assure investors that applications of our technologies or those of third parties, if developed, will not be rendered superfluous or obsolete by research efforts and technological advances by others in these fields.

As new technologies are developed, we may need to adapt and change our products and services, our method of marketing or delivery or alter our current business in ways that may adversely affect revenue and out ability to achieve our proposed business goals. Accordingly, there is a risk that our technology at a later date will not support a viable commercial enterprise. See “Our Business—Our Products”.

If we are unable to adequately protect or enforce our rights to our intellectual property, we may lose valuable rights, experience reduced market share, if any, or incur costly litigation to protect such rights.

We generally require our employees, consultants, advisors and collaborators to execute appropriate confidentiality agreements with the Company. These agreements typically provide that all material and confidential information developed or made known to the individual during the course of the individual’s relationship with the Company will be kept confidential and not disclosed to third parties except in specific circumstances. These agreements may be breached, and in some instances, we may not have an appropriate remedy available for breach of the agreements. Furthermore, our competitors may independently develop substantially equivalent proprietary information and techniques, reverse engineer information and techniques, or otherwise gain access to our proprietary technology. In addition, the laws of China may not protect proprietary rights to the same extent as U.S. law. Therefore, we may be unable to meaningfully protect our rights in trade secrets, technical know-how and other non-patented technology.

We may have to resort to litigation to protect our rights for certain intellectual property, or to determine their scope, validity or enforceability. Enforcing or defending our rights is expensive and may distract management from its development of the business if not properly managed. Such efforts may not prove successful. There is always a risk that patents, if issued, may be subsequently invalidated, either in whole or in part and this could diminish or extinguish protection for any technology we may license. Any failure to enforce or protect our rights could cause us to lose the ability to exclude others from issuing technology to develop or sell competing products. See “Our Business—Proprietary Rights”.

Our financial performance is dependent upon the sale and implementation of petroleum mining and extraction software and hardware and related services, a single, concentrated group of products.

We derive substantially all of our revenues from the license and implementation of software applications and hardware innovations for the Chinese petroleum industry. The life cycle of our products is difficult to estimate due in large measure to the potential effect of new software and hardware applications and enhancements, including those we introduce, and the maturation in the Chinese petroleum industry. If we are unable to continually improve our software and hardware to address the changing needs of the Chinese petroleum industry, we may experience a significant decline in the demand for our products and services. In such a scenario, our revenues may significantly decline. See “Our Business.”

As a technology-oriented business, our ability to operate profitably is directly related to our ability to develop and protect our proprietary technology.

We rely on a combination of trademark, trade secret, nondisclosure, copyright and patent law to protect our software and hardware, which may afford only limited protection. Although the Chinese government has issued us three copyrights on our software and six patents on our products, we cannot guarantee that competitors will be unable to develop technologies that are similar or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized parties, including customers, may attempt to reverse engineer or copy aspects of our products or to obtain and use information that we regard proprietary. Although we are currently unaware of any unauthorized use of our technology, in the future, we cannot guarantee that others will not use our technology without proper authorization.

We develop our software products on third-party middleware software programs that are licensed by our customers from third parties, generally on a non-exclusive basis. As we believe that there are a number of widely available middleware programs available, we do not currently anticipate that our customers will experience difficulties obtaining these programs. The termination of any such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in delay in our ability to ship certain of our products while we seek to implement technology offered by alternative sources. Nonetheless, while it may be necessary or desirable in the future to obtain other licenses, there can be no assurance that they will be able to do so on commercially reasonable terms or at all.

In the future, we may receive notices claiming that we are infringing the proprietary rights of third parties. While we believe that we do not infringe and have not infringed upon the rights of others, we cannot guarantee that we will not become the subject of infringement claims or legal proceedings by third parties with respect to our current programs or future software developments. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any such claims could be time consuming, result in costly litigation, cause product shipment delays or force us to enter into royalty or license agreements rather than dispute the merits of such claims, thereby impairing our financial performance by requiring us to pay additional royalties and/or license fees to third parties. We have not been the subject of an intellectual property claim since our formation. See “Our Business—Proprietary Rights” and “China’s Intellectual Property Rights Enforcement System”.

Our software products may contain integration challenges, design defects or software errors that could be difficult to detect and correct.

Although we have not experienced a material number of defects associated with our software to date, despite extensive testing, we may, from time to time, discover defects or errors in our software only after use by a customer. We may also experience delays in shipment of our software during the period required to correct such errors. In addition, we may, from time to time, experience difficulties relating to the integration of our software products with other hardware or software in the customer’s environment that are unrelated to defects in our software products. Such defects, errors or difficulties may cause future delays in product introductions and shipments, result in increased costs and diversion of development resources, require design modifications or impair customer satisfaction with our software. Since our software products are used by our customers to perform mission-critical functions related to petroleum mining and extraction, design defects, software errors, misuse of our products, incorrect data from external sources or other potential problems within or out of our control that may arise from the use of our products could result in financial or other damages to our customers. To date, however, we have not had significant difficulties integrating our software into our customers’ existing systems. We do not maintain product liability insurance. Although our license agreements with customers contain provisions designed to limit our exposure to potential claims as well as any liabilities arising from such claims, such provisions may not effectively protect us against such claims and the liability and costs associated therewith. To the extent we are found liable in a product liability case, we could be required to pay substantial amount of damages to an injured customer, thereby impairing our financial condition. See “Our Business.”

Our future success depends on our ability to help our customers find, develop and acquire petroleum reserves.

To remain competitive in our industry, our products must help our customers locate and develop or acquire new crude oil reserves to replace those depleted by production. Without successful exploration or acquisition activities, our customers’ reserves, production and revenues will decline rapidly. If our technology is less successful and efficient in helping our customers locate additional reserves than our competitors’ technology, our customers may terminate their relationships with us. See “Our Business—Our Products”.

Our customers are companies engaged in the petroleum industry, and, consequently, our financial performance is dependent upon the economic conditions of that industry.

We have derived substantially all of our revenues to date from providing integrated automation services to Chinese petroleum companies at oil fields within China. Our customers’ success is intrinsically linked to economic conditions in the petroleum industry in general and the volatility of prices of crude oil and refined products in particular. The petroleum industry, in turn, is subject to intense competitive pressures and is affected by overall economic conditions. Although we believe our services can assist petroleum companies in a competitive environment, demand for our services could be harmed by volatility in the petroleum industry. There can be no assurance that we will be able to continue our historical revenue growth or sustain our profitability on a quarterly or annual basis or that our results of operations will not be adversely affected by continuing or future volatility in the petroleum industry. See “Our Business—Market Background.”

Our revenues are highly dependent on a very limited number of customers.

We derive substantially all of our revenues from two customers, (i) CNPC and (ii) Sinopec.

We provide products services to Sinopec under a series of agreements, each of which is terminable without notice. We first began to provide services to Sinopec in 1998. Sinopec accounted for approximately 60% and 65% of our revenues in 2007 and 2006, respectively, and any termination of our business relationships with Sinopec would materially harm our operations.

We provide products services to CNPC under a series of agreements, each of which is terminable without notice. We first began to provide services to CNPC in 2000. CNPC accounted for approximately 40% and 35% of our revenues in 2007 and 2006, respectively, and any termination of our business relationships with CNPC would materially harm our operations.

Changes in environmental and regulatory factors may harm our business.

The oil drilling industry in China to date has not been subject to the type and scope of regulation seen in Europe and the United States. However, as China continues to adapt Western business and legal practices, the Chinese government may implement new legislation or regulations or may enforce existing laws more stringently. Either of these scenarios may have a significant impact on our customers’ mining and extraction operations and may require us or our customers to significantly change operations or to incur substantial costs. We believe that our operations in China are in compliance with China’s applicable legal and regulatory requirements. However, there can be no assurance that China’s central or local governments will not impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures. See “Our Business”.

Petroleum reserve degradation and depletion may reduce our customers’ and our profitability.

Our profitability depends substantially on our ability to help our customers exploit their oil reserves at competitive costs. Replacement reserves may not be available to our customers when required or, if available, may not be drilled at costs comparable to those characteristics of the depleting oil field. Our technology may not enable our customers to accurately assess the geological characteristics of any new reserves, which may adversely affect their decision to use our products in the future. See “Our Business”.

The PRC owns our largest domestic competitor.

Our largest competitor, Beijing Tianshangxing Measurement & Control Technology Research Institute (China Aerospace and Industry Corporation) (“CAIC”) is a state-owned company. The Chinese government’s ownership of CAIC disadvantages our company in a number of ways:

First, the Chinese government prevents direct foreign investment in certain industries, such as telecommunication services, online commerce and advertising. Although the PRC removed these restrictions in our industry in 2000, there can be no guarantee that the PRC will not re-nationalize the petroleum industry in the future. See “Risk Factors—The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our investment in that country.”

Second, because CAIC is state-owned, it may have advantages over our company in dealing with local government officials and leverage over local companies that we do not have. These relationships may limit our ability to compete with CAIC. In particular, the PRC owns all oil fields in China; as a result, we may be at a disadvantage to CAIC in providing our services to PRC-owned oil fields.

Third, due to its relationship with the Chinese government, CAIC may have access to funding that is not available to us. This access may allow it to grow its businesses at a rate we are not able to match. If we are unable to expand at a comparable rate, we may lose market share or be unable to generate profits. See “Our Business—Market Background”.

We are heavily dependent upon the services of experienced personnel who possess skills that are valuable in our industry, and we may have to actively compete for their services.

Our company is much smaller than our main foreign competitors, and we compete in large part on the basis of the quality of services we are able to provide our clients. As a result, we are heavily dependent upon our ability to attract, retain and motivate skilled personnel to serve our clients. Many of our personnel possess skills that would be valuable to all companies engaged in the integrated automation services industry. Consequently, we expect that we will have to actively compete for these employees. Some of our competitors may be able to pay our employees more than we are able to pay to retain them. Our ability to profitably operate is substantially dependent upon our ability to locate, hire, train and retain our personnel. Although we have not experienced difficulty locating, hiring, training or retaining our employees to date, there can be no assurance that we will be able to retain our current personnel, or that we will be able to attract, assimilate other personnel in the future. If we are unable to effectively obtain and maintain skilled personnel, the development and quality of our technological products and the effectiveness of installation and training could be materially impaired. See “Our Business—Employees.”

We are substantially dependent upon our key personnel, particularly Yin Shenping, our Chief Executive Officer, Ms. Frances Zheng, our Chief Financial Officer and Mr. Chen Guangqiang, our Chief Technology Officer.

Our performance is substantially dependent on the performance of our executive officers and key employees. In particular, the services of:

•	Mr. Yin Shenping, Chief Executive Officer;

•	Ms. Frances Zheng, Chief Financial Officer;

•	Mr. Chen Guangqiang, Chief Technology Officer; and

•	Mr. Li Hongqi, Chief Marketing Officer

would be difficult to replace. We do not have in place “key person” life insurance policies on any of our employees. The loss of the services of any of our executive officers or other key employees could substantially impair our ability to successfully development new systems and develop new programs and enhancements. See “Our Business—Employees” and “Management.”

We may not pay dividends.

We have not previously paid any cash dividends, and we do not anticipate paying any dividends on our ordinary shares. Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. Under Cayman law, we may only pay dividends from profits or credit from the share premium account (the amount paid over par value), and we must be solvent before and after the dividend payment. If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our operating subsidiary. See “Dividend Policy.”

Risks Related to Our Corporate Structure

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with the Domestic Companies and their shareholders. Recon-CI, Recon-HK and Recon-JN are considered foreign persons or foreign invested enterprises under PRC law. As a result, we, Recon-HK and Recon-JN are subject to PRC law limitations on foreign ownership of Domestic companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

If the PRC government determines that the contractual arrangements between Recon-JN and Domestic Companies do not comply with applicable regulations, our business could be adversely affected.

We operate our business in China through the Domestic Companies, which are all owned by PRC citizens. We have contractual arrangements with the Domestic Companies and their shareholders that allow us to substantially control the Domestic Companies through Recon-JN. We cannot assure you, however, that we will be able to enforce these contracts.

Although we believe we comply with current PRC regulations, we cannot assure you that the PRC government would agree that these operating arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If the PRC government determines that we do not comply with applicable law, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

Our contractual arrangements with the Domestic Companies and their respective shareholders may not be as effective in providing control over these entities as direct ownership.

We have no equity ownership interest in the Domestic Companies and rely on contractual arrangements to control and operate such businesses. These contractual arrangements may not be as effective in providing control over the Domestic Companies as direct ownership. For example, BHD could fail to take actions required for our business or fail to pay dividends to Recon-JN despite its contractual obligation to do so. If the Domestic Companies fail to perform under their agreements with us, we may have to rely on legal remedies under PRC law, which may not be effective. In addition, we cannot assure you that any of the Domestic Companies’ shareholders would always act in our best interests.

Our contractual arrangements with the Domestic Companies may result in adverse tax consequences to us.

As a result of our corporate structure and contractual arrangements between Recon-JN and the Domestic Companies, we are effectively subject to the 5% PRC business tax on both revenues generated by Recon-JN’s operations in China and revenues derived from Recon-JN’s contractual arrangements with the Domestic Companies. Moreover, we would be subject to adverse tax consequences if the PRC tax authorities were to determine that the contracts between Recon-JN and the Domestic Companies were not on an arm’s length basis and therefore constitute a favorable transfer pricing. As a result, the PRC tax authorities could request that we adjust our taxable income upward for PRC tax purposes. Such a pricing adjustment could adversely affect us by:

•	increasing our tax expenses without reducing tax expenses, which could subject Recon-JN to late payment fees and other penalties for under-payment of taxes; and/or

•	resulting in Recon-JN’s loss of preferential tax treatment.

The principal shareholders of the Domestic Companies have potential conflicts of interest with us, which may adversely affect our business.

Yin Shenping, our Chief Executive Officer, Chen Guangqiang, our Chief Technology Officer, Li Hongqi, our Chief Marketing Officer, are also the principal shareholders of each of the Domestic Companies, who collectively control the Domestic Companies. Conflicts of interests between their duties to our company and the respective Domestic Companies may arise. As Mr. Yin, Mr. Chen and Mr. Li are also directors and executive officers of our company, they have duties of loyalty and care to us under Cayman Islands law when there are any potential conflicts of interests between our company and the Domestic Companies. Each of Mr. Yin, Mr. Li and Mr. Chen has executed an irrevocable power of attorney to appoint the individual designated by us to be his attorney-in-fact to vote on his behalf on all matters related to the Domestic Companies requiring shareholder approval. We cannot assure you, however, that when conflicts of interest arise, they will act completely in our interests or that conflicts of interests will be resolved in our favor. In addition, Mr. Yin, Mr. Chen and Mr. Li could violate their respective employment agreements with us or his legal duties by diverting business opportunities from us to others. If we cannot resolve any conflicts of interest between us and Mr. Yin, Mr. Chen and Mr. Li, as applicable, we would have to rely on legal proceedings, which could result in the disruption of our business.

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially adversely affect our competitive position.

We conduct substantially all of our operations and generate most of our revenues in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement;

•	the early stage of development of the market-oriented sector of the economy;

•	the rapid growth rate;

•	the higher level of control over foreign exchange; and

•	the allocation of resources.

While the PRC economy has grown significantly since the late 1970s, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on our business. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiary in the PRC, Recon-JN, which is a wholly foreign owned enterprise in China. Recon-JN is generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

A slowdown in the Chinese economy may slow down our growth and profitability.

The Chinese economy has grown at an approximately 9 percent rate for more than 25 years, making it the fastest growing major economy in recorded history. In 2006, China’s economy grew by 10.7%, the fastest pace in 11 years. China’s trade surplus increased by 74% in 2006, reaching $177.5 billion. China has stated that it will take steps, such as lowering tariffs on certain imports and raising taxes on certain exports, to slow the growth of its trade surplus. Such actions, if taken, could increase imports into China. Retail sales in China increased by 13.7% in 2006, with urban retail sales growing by 14.3% and rural retail sales rising by 12.6%.

We cannot assure you that growth of the Chinese economy will be steady or that any slowdown will not have a negative effect on our business. Several years ago, the Chinese economy experienced deflation, which may recur in the foreseeable future. More recently, the Chinese government announced its intention to use macroeconomic tools and regulations to slow the rate of growth of the Chinese economy, the results of which are difficult to predict. Adverse changes in the Chinese economy will likely impact the financial performance of the retailing, distribution, logistics, manufacturing and shipping industries in China. If such adverse changes were to occur in these industries, commercial shipping could decrease, which could, in turn, reduce the demand for our shipping agency services. See “Our Business—Market Background.”

We do not have business interruption, litigation or natural disaster insurance.

The insurance industry in China is still at an early state of development. In particular PRC insurance companies offer limited business products. As a result, we do not have any business liability or disruption insurance coverage for our operations in China. Any business interruption, litigation or natural disaster may result in our business incurring substantial costs and the diversion of resources.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Most of our revenues and expenses are denominated in Renminbi. Under PRC law, the Renminbi is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, Recon-JN may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenues will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenues generated in Renminbi to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by Recon-JN under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if Recon-JN borrows foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance Recon-JN by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the National Development and Reform Commission, or the NDRC, the Ministry of Commerce, or MOFCOM, or their respective local counterparts. These limitations could affect Recon-JN’s ability to obtain foreign exchange through debt or equity financing.

Recent PRC regulations relating to the establishment of offshore special purpose vehicles by PRC residents, if applied to us, may subject the PRC resident shareholders of us or our parent company to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued a public notice, the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, or the SAFE notice, which requires PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an “offshore special purpose company,” for the purpose of overseas equity financing involving onshore assets or equity interests held by them. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. Moreover, if the offshore special purpose company was established and owned the onshore assets or equity interests before the implementation date of the SAFE notice, a retroactive SAFE registration is required to have been completed before March 31, 2006. If any PRC shareholder of any offshore special purpose company fails to make the required SAFE registration and amendment, the PRC subsidiaries of that offshore special purpose company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore special purpose company. Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Due to lack of official interpretation, some of the terms and provisions in the SAFE notice remain unclear and implementation by central SAFE and local SAFE branches of the SAFE notice has been inconsistent since its adoption. Because of uncertainty over how the SAFE notice will be interpreted and implemented, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our or our parent company’s PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by the SAFE notice. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident shareholders to comply with the SAFE notice, if SAFE requires it, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our investment in that country.

Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment in us.

We face risks related to health epidemics and other outbreaks.

Adverse public health epidemics or pandemics could disrupt business and the economies of the PRC and other countries where we do business. From December 2002 to June 2003, China and other countries experienced an outbreak of a highly contagious form of atypical pneumonia now known as severe acute respiratory syndrome, or SARS. On July 5, 2003, the World Health Organization declared that the SARS outbreak had been contained. However, a number of isolated new cases of SARS were subsequently reported, most recently in central China in April 2004. During May and June of 2003, many businesses in China were closed by the PRC government to prevent transmission of SARS. Moreover, some Asian countries, including China, have recently encountered incidents of the H5N1 strain of avian influenza. We are unable to predict the effect, if any, that avian influenza may have on our business. In particular, any future outbreak of SARS, avian influenza or other similar adverse public developments may, among other things, significantly disrupt our business and force us to temporarily close our offices. Furthermore, an outbreak may severely restrict the level of economic activity in affected areas, which may in turn materially adversely affect our financial condition and results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of avian influenza, SARS or any other epidemic.

Shareholder rights under Cayman Islands law may differ materially from shareholder rights in the United States, which could adversely affect the ability of us and our shareholders to protect our and their interests.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Companies Law (2004 Revision) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders, and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law in this area may not be as clearly established as they would be under statutes or judicial precedent in existence in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate laws. Moreover, our company could be involved in a corporate combination in which dissenting shareholders would have no rights comparable to appraisal rights which would otherwise ordinarily be available to dissenting shareholders of United States corporations. Also, our Cayman Islands counsel is not aware of a significant number of reported class actions or derivative actions having been brought in Cayman Islands courts. Such actions are ordinarily available in respect of United States corporations in U.S. courts. Finally, Cayman Islands companies may not have standing to initiate shareholder derivative action before the federal courts of the United States. As a result, our public shareholders may face different considerations in protecting their interests in actions against the management, directors or our controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States, and our ability to protect our interests may be limited if we are harmed in a manner that would otherwise enable us to sue in a United States federal court. See “Description of Share Capital—Differences in Corporate Law.”

As we are a Cayman Islands company and most of our assets are outside the United States, it will be extremely difficult to acquire jurisdiction and enforce liabilities against us and our officers, directors and assets based in China.

We are a Cayman Islands exempt company, and our corporate affairs are governed by our Memorandum and Articles of Association and by the Cayman Islands Companies Law (2004 Revision) and other applicable Cayman Islands laws. Certain of our directors and officers reside outside of the United States. In addition, the Company’s assets will be located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon our directors or officers and our subsidiaries, or enforce against any of them court judgments obtained in United States’ courts, including judgments relating to United States federal securities laws. In addition, there is uncertainty as to whether the courts of the Cayman Islands and of other offshore jurisdictions would recognize or enforce judgments of United States’ courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in the Cayman Islands or other offshore jurisdictions predicated upon the securities laws of the United States or any state thereof. Furthermore, because the majority of our assets are located in China, it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court. See “Enforceability of Civil Liabilities.”

Risks Associated with this Offering

There may not be an active, liquid trading market for our ordinary shares.

Prior to this offering, there has been no public market for our ordinary shares. An active trading market for our ordinary shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our ordinary shares is not active. The initial public offering price was determined by negotiations between us and the placement agent based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

Investors risk loss of use of funds subscribed, with no right of return, during the offering period.

We cannot assure you that all or any shares will be sold. Anderson & Strudwick, our placement agent, is offering our shares on a “best efforts, minimum/maximum basis.” We have no firm commitment from anyone, including our affiliates, to purchase all or any of the shares offered. If subscriptions for a minimum of [            ] shares are not received on or before June 1, 2009, escrow provisions require that all funds received be promptly refunded. If refunded, investors will receive no interest on their funds. During the offering period, investors will not have any use or right to return of the funds. Our directors, to the extent they are U.S. citizens and residents, may, but have made no commitment, nor indicated they intend to, purchase shares in the offering. We have not placed a limit on the number of shares such directors may purchase in this offering. Any purchases by such directors will be made for investment purposes only and not for resale, but may be made in order to reach the minimum offering amount.

The market price for our ordinary shares may be volatile, which could result in substantial losses to investors.

The market price for our ordinary shares is likely to be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in the Chinese petroleum and energy industries;

•	changes in the Chinese economy;

•	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel; or

•	potential litigation.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. As a result, to the extent shareholders sell our ordinary shares in negative market fluctuation, they may not receive a price per share that is based solely upon our business performance. We cannot guarantee that shareholders will not lose some of their entire investment in our ordinary shares.

If our financial condition deteriorates, we may be delisted by the NASDAQ Capital Market and our shareholders could find it difficult to sell our shares.

Upon completion of this offering, we expect our ordinary shares to trade on the NASDAQ Capital Market. In order to qualify for listing on the NASDAQ Capital Market upon the completion of this offering, we must meet the following criteria:

•

(i) We must have been in operation for at least two years, must have shareholder equity of at least $5,000,000 and must have a market value for our publicly held securities of at least $15,000,000; OR (ii) we must have shareholder equity of at least $4,000,000, must have a market value for our publicly held securities of at least $15,000,000 and must have a market value of our listed securities of at least $50,000,000; OR (iii) we must have net income from continuing operations in our last fiscal year (or two of the last three fiscal years) of at least $750,000, must have shareholder equity of at least $4,000,000 and must have a market value for our publicly held securities of at least $5,000,000; and

•	The market value of our shares held by non-affiliates must be at least $1,000,000;

•	The market value of our shares must be at least $5,000,000;

•	The minimum bid price for our shares must be at least $4.00 per share;

•	We must have at least 300 round-lot shareholders;

•	We must have at least 3 market makers; and

•

We must have adopted NASDAQ-mandated corporate governance measures, including a Board of Directors comprised of a majority of independent directors, an Audit Committee comprised solely of independent directors and the adoption of a code of ethics among other items.

The NASDAQ Capital Market also requires companies to fulfill specific requirements in order for their shares to continue to be listed. In order to qualify for continued listing on the NASDAQ Capital Market, we must meet the following criteria:

•

(i) Our shareholders’ equity must be at least $2,500,000; OR (ii) the market value of our listed securities must be at least $35,000,000; OR (iii) our net income from continuing operations in our last fiscal year (or two of the last three fiscal years) must have been at least $500,000;

•	The market value of our shares held by non-affiliates must be at least $500,000;

•	The market value of our shares must be at least $1,000,000;

•	The minimum bid price for our shares must be at least $1.00 per share;

•	We must have at least 300 shareholders;

•	We must have at least 2 market makers; and

•

We must have adopted NASDAQ-mandated corporate governance measures, including a Board of Directors comprised of a majority of independent directors, an Audit Committee comprised solely of independent directors and the adoption of a code of ethics among other items.

Although we believe that our ordinary shares will trade on the NASDAQ Capital Market, investors should be aware that they will be required to commit their investment funds prior to the approval or disapproval of our listing application by the NASDAQ Capital Market. If our shares are not so listed or are delisted from the NASDAQ Capital Market at some later date, our shareholders could find it difficult to sell our shares.

In addition, we have relied on an exemption to the blue sky registration requirements afforded to “covered securities”. Securities listed on the NASDAQ Capital Market are “covered securities.” If we were to be unable to meet the listing standards, then, we would need to register the offering in each state in which we plan to sell shares, and there is no guarantee that we would be able to register in all or any of the states in which we plan to offer the Shares.

In addition, if our ordinary shares are delisted from the NASDAQ Capital Market at some later date, we may apply to have our ordinary shares quoted on the Bulletin Board maintained by NASDAQ or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the NASDAQ Capital Market. In addition, if our ordinary shares are not so listed or are delisted at some later date, our ordinary shares may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our ordinary shares might decline. If our ordinary shares are not so listed or are delisted from the NASDAQ Capital Market at some later date or were to become subject to the penny stock regulations, it is likely that the price of our shares would decline and that our shareholders would find it difficult to sell their shares.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC and NASDAQ, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We estimate that our costs for SEC reporting and continued listing on the NASDAQ Capital Market to be approximately $[            ] per year.

Our classified board structure may prevent a change in our control.

Our board of directors is divided into three classes of directors. The current terms of the directors expire in 2008, 2009 and 2010. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the shareholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interest of our shareholders. See “Management—Board of Directors and Board Committees.”

Future sales of our ordinary shares may depress our share price.

The market price of our ordinary shares could decline as a result of sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of ordinary shares. There will be an aggregate of 1,750,000 ordinary shares outstanding before the consummation of this offering and [            ] ordinary shares outstanding immediately after this offering, if the maximum offering is raised. All of the ordinary shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as defined in Rule 144 of the Securities Act. The remaining ordinary shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

You will experience immediate and substantial dilution.

The initial public offering price of our ordinary shares is expected to be substantially higher than the pro forma net tangible book value per share of our ordinary shares. Therefore, assuming the completion of the maximum offering, if you purchase ordinary shares in this offering, you will incur immediate dilution of approximately $[            ] or approximately [            ]% in the pro forma net tangible book value per ordinary share from the price per share that you pay for the ordinary shares. Assuming the completion of the

minimum offering, if you purchase ordinary shares in this offering, you will incur immediate dilution of approximately $[            ] or approximately [            ]% in the pro forma net tangible book value per ordinary share from the price per share that you pay for the ordinary shares. Accordingly, if you purchase ordinary shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

We have not determined a specific use for a significant portion of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value. See “Use of Proceeds.”

Our directors and officers will control a majority of our ordinary shares, decreasing your influence on shareholder decisions.

Assuming the sale of the maximum offering, our officers and directors will, in the aggregate, beneficially own approximately [            ]% of our outstanding shares. Assuming the sale of the minimum offering, our officers and directors will, in the aggregate, beneficially own approximately [            ]% of our outstanding ordinary shares. As a result, our officers and directors will possess substantial ability to impact our management and affairs and the outcome of matters submitted to shareholders for approval. These shareholders, acting individually or as a group, could exert control and substantial influence over matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ordinary shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase shares in this offering. See “Principal Shareholders.”

We will have an ongoing relationship with our placement agent that may impact our ability to obtain additional capital.

In connection with this offering, we have sold our placement agent warrants to purchase up to [            ] shares (assuming the maximum offering) for a nominal amount. These warrants are exercisable for a period of five years from the date of issuance at a price equal to 120% of the price of the ordinary shares in this offering. During the term of the warrants, the holders thereof will be given the opportunity to profit from a rise in the market price of our ordinary shares, with a resulting dilution in the interest of our other shareholders. The term on which we could obtain additional capital during the life of these warrants may be adversely affected because the holders of these warrants might be expected to exercise them when we are able to obtain any needed additional capital in a new offering of securities at a price greater than the exercise price of the warrants. See “Placement.”

We will have an ongoing relationship with our placement agent that may impact our shareholders’ ability to impact decisions related to our operations.

In connection with this offering, we have agreed to allow our placement agent to designate two non-voting observers to our Board of Directors until the earlier of the date that:

•	the investors that purchase shares in this offering beneficially own less than 10% of our outstanding shares; or

•	the trading price per share is at least four (4) times the price of the ordinary shares in this offering for any consecutive 15 trading day period.

Although our placement agent’s observers will not be able to vote, they may nevertheless influence the outcome of matters submitted to the Board of Directors for approval. We have agreed to reimburse the observers for their expenses for attending our Board meetings, subject to a maximum reimbursement of $6,000 per meeting and $12,000 annually per observer. As of the date of this prospectus, Mr. L. McCarthy Downs, III and Mr. Zhu Ming are serving as our placement agent’s observers to our Board of Directors. See “Management—Board of Directors Observers.”

FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•	projections of revenue, earnings, capital structure and other financial items;

•	statements of our plans and objectives;

•	statements regarding the capabilities and capacities of our business operations;

•	statements of expected future economic performance; and

•	assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss many of these risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

OUR CORPORATE STRUCTURE

Corporate History

On August 21, 2007 our company was incorporated as an exempted company in the Cayman Islands by our founders, Yin Shenping, Li Hongqi and Chen Guangqiang. On September 6, 2007, we established our wholly owned subsidiary, Recon-HK in Hong Kong. Other than Recon-CI’s equity interest in Recon-HK, Recon-CI does not own any assets or conduct any operations. On November 15, 2007, Recon-HK established one wholly owned subsidiary, Recon-JN, in Jining, Shandong Province of PRC. Other than Recon-JN, Recon-HK does not own any assets or conduct any operations. Recon-JN was formed to operate BHD, NRT and ENI by contract.

Our relationships with the Domestic Companies and their shareholders are governed by a series of contractual arrangements between the Domestic Companies and Recon-JN. We are able to substantially control the Domestic Companies through these contractual arrangements. In addition, we and the Domestic Companies are under common control, by virtue of the ownership of more than 70% of our company and each of the Domestic Companies by three shareholders (Mr. Yin Shenping, Mr. Li Hongqi and Mr. Chen Guangqiang). Accordingly, we have consolidated the Domestic Companies’ historical financial results in our financial statements as a variable interest entity pursuant to U.S. GAAP.

In the opinion of Jingtian & Gongcheng, our PRC legal counsel, (1) our ownership structure and the contractual relationships between the Domestic Companies and Recon-JN comply with, and immediately after this offering, will comply with, current PRC laws and regulations; (2) the contractual arrangements between the Recon-JN and (a) Recon-HK, (b) the Domestic Companies, and (c) the Domestic Companies’ shareholders are valid and binding on all parties to these arrangements and do not violate current PRC laws or regulations; and (3) the business operations of Recon-JN and the Domestic Companies comply with current PRC laws and regulations.

Corporate Ownership Structure

The following diagram illustrates our current corporate structure and the place of formation as of the date of this prospectus.

Contractual Arrangements with Domestic Companies and their Shareholders

Our relationships with the Domestic Companies and their shareholders are governed by a series of contractual arrangements. The term of each agreement is 25 years, and our company (or Recon-JN to the extent we are not a party to the agreement in question) is able to renew each agreement unilaterally for one or more additional terms, provided such renewal is permitted under applicable law at the time.

Equity Pledge Agreement. Recon-JN and the shareholders of each of the Domestic Companies have entered into Equity Pledge Agreements, pursuant to which each shareholder pledges all of his shares of the Domestic Company to Recon-JN in order to guarantee cash-flow payments under the applicable Exclusive Technology Consultation Service Agreement.

Exclusive Purchase Agreement. The shareholders of each of the Domestic Companies has entered into an Exclusive Purchase Agreement, which provides that Recon-JN will be entitled to require the Domestic Company’s shares from its current shareholders upon certain terms and conditions, if such a purchase is or becomes allowable under PRC laws and regulations.

Exclusive Technology Consultation Service Agreement. Each of the Domestic Companies and Recon-JN has entered into an Exclusive Technology Consultation Service Agreement, which provides that Recon-JN will be the exclusive provider of technology services to the Domestic Company and that the Domestic Company will make periodic payments equal to 90% of net profits to Recon-JN for such services.

USE OF PROCEEDS

After deducting the estimated placement discount and offering expenses payable by us, we expect to receive net proceeds of approximately $[            ] from this offering if the minimum offering is sold and $[            ] if the maximum offering is sold.

We intend to use the net proceeds of this offering as follows, and we have ordered the specific uses of proceeds in order of priority. We do not expect that our priorities for fund allocation would change if the amount we raise in this offering exceeds the size of the minimum offering but is less than the maximum offering. To the extent we raise an amount between the maximum offering and the minimum offering, we expect to utilize our offering proceeds in order of such priority. Although we have tentatively allocated certain funds to the possible acquisition of complimentary businesses, as of the date of this prospectus, we do not have any agreements, arrangements or understandings with potential acquisition targets.

	Maximum Offering					Minimum Offering
Description of Use	Dollar Amount			Percentage of Net Proceeds		Dollar Amount			Percentage of Net Proceeds
Product research and development	$	[	]	[	]%	$	[	]	[	]%
Acquisition and development of facilities and other fixed assets		[	]	[	]		[	]	[	]
Sarbanes-Oxley compliance		[	]	[	]		[	]	[	]
Marketing and advertising		[	]	[	]		[	]	[	]
Totals	$	[	]	100%		$	[	]	100%

Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations. These investments may have a material adverse effect on the U.S. federal income tax consequences of an investment in our ordinary shares. It is possible that we may become a passive foreign investment company for U.S. federal income taxpayers, which could result in negative tax consequences to you. These consequences are described in more detail in “Taxation.”

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant. Payments of dividends by our subsidiary in China to our company are subject to restrictions including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents. There are no such similar foreign exchange restrictions in the Cayman Islands.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2008 on a pro forma as adjusted basis giving effect to the sale of the minimum offering and maximum offering at a public offering price of $[            ] per share and to reflect the application of the proceeds after deducting the estimated placement discounts and our estimated offering expenses.

You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Ordinary Shares.”

Minimum Offering ([            ] Ordinary Shares)

U.S. Dollars

(unaudited)

	Balance as of March 31, 2008	Pro Forma IPO adjustment(1)			Total
Ordinary Shares
Shares	50,000		[	]		[	]
Amount	$3,800	$	[	]	$	[	]
Additional Paid-In Capital	$15,742,200	$	[	]	$	[	]
Statutory Reserves	$1,449,635	$				$1,449,635
Retained Deficit	$6,877,043	$				$6,877,043
Total	$24,072,678	$	[	]	$	[	]

(1)

Adjusted to give effect to the sale of the minimum offering at a public offering price of $[            ] per share and to reflect the application of the proceeds after deducting the estimated placement discounts and our estimated offering expenses.

Maximum Offering ([            ] Ordinary Shares)

U.S. Dollars

(unaudited)

	Balance as of March 31, 2008	Pro Forma IPO adjustment(1)			Total
Ordinary Shares
Shares	50,000		[	]	$	[	]
Amount	$3,800	$	[	]	$	[	]
Additional Paid-In Capital	$15,742,200	$	[	]	$	[	]
Statutory Reserves	$1,449,635					$1,449,635
Retained Deficit	$6,877,043					$6,877,043
Total	$24,072,678	$	[	]	$	[	]

(1)

Adjusted to give effect to the sale of the minimum offering at a public offering price of $[            ] per share and to reflect the application of the proceeds after deducting the estimated placement discounts and our estimated offering expenses.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and all of our revenues are denominated in RMB. However, periodic reports made to shareholders will include current period amounts translated into U.S. dollars using the then current exchange rates, for the convenience of the readers. The conversion of RMB into U.S. dollars in this prospectus is based on the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus were made at a rate of RMB 7.6120 to $1.00, the noon buying rate in effect as of June 29, 2007. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. The Company does not currently engage in currency hedging transactions.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Noon Buying Rate
Period	Period-End	Average(1)	Low	High
	(RMB per U.S. Dollar)
2003	8.2767	8.2772	8.2765	8.2800
2004	8.2765	8.2768	8.2764	8.2774
2005	8.0702	8.1940	8.0702	8.2765
2006	7.8041	7.9723	7.8041	8.0702
2007	7.2946	7.6072	7.2946	7.8127
2008
January	7.1818	7.2405	7.1818	7.2946
February	7.1115	7.1644	7.1100	7.1973
March	7.0120	7.0722	7.0105	7.1110
April	6.9870	6.9997	6.9840	7.0185
May	6.9400	6.9725	6.9377	7.0000
June	6.8591	6.8993	6.8591	6.9633
July	6.8388	6.8355	6.8104	6.8632
August (through August 11, 2008)	6.8577	6.8516	6.8423	6.8604

(1)	Annual averages are calculated using the average of month-end rates of the relevant year. Monthly averages are calculated using the average of the daily rates during the relevant period.

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary share and the pro forma net tangible book value per ordinary share after the offering. Dilution results from the fact that the per ordinary share offering price is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. Our net tangible book value attributable to ordinary shareholders at March 31, 2008 was $             or $             per ordinary share. Net tangible book value per ordinary share as of March 31, 2008 represents the amount of total tangible assets less goodwill, acquired intangible assets net, and total liabilities, divided by the number of ordinary shares outstanding.

If the minimum offering is sold, we will have [            ] ordinary shares outstanding upon completion of the minimum offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after March 31, 2008 will be approximately $             or $[            ] per ordinary share. This would result in dilution to investors in this offering of approximately $[            ] per ordinary share or approximately [            ]% from the offering price of $[            ] per ordinary share. Net tangible book value per ordinary share would increase to the benefit of present stockholders by $[            ] per share attributable to the purchase of the ordinary shares by investors in this offering.

If the maximum offering is sold, we will have [            ] ordinary shares outstanding upon completion of the maximum offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after March 31, 2008 will be approximately $             or $[            ] per ordinary share. This would result in dilution to investors in this offering of approximately $[            ] per ordinary share or approximately [            ]% from the offering price of $[            ] per ordinary share. Net tangible book value per ordinary share would increase to the benefit of present shareholders by $[            ] per share attributable to the purchase of the ordinary shares by investors in this offering.

The following table sets forth the estimated net tangible book value per ordinary share after the closing of the offering and the dilution to persons purchasing ordinary shares based on the foregoing minimum and maximum offering assumptions.

	Minimum Offering (1)			Maximum Offering (2)
Offering price of ordinary shares (per share)	$	[	]	$	[	]
Net tangible book value per ordinary share before the offering (unaudited)	$	[	]	$	[	]
Increase per ordinary share attributable to payments by new investors	$	[	]	$	[	]
Pro forma net tangible book value per ordinary share after the offering	$	[	]	$	[	]
Dilution per ordinary share to new investors	$	[	]	$	[	]

(1)	Assumes gross proceeds from offering of [ ] ordinary shares.
(2)	Assumes gross proceeds from offering of [ ] ordinary shares.

Comparative Data

The following charts illustrate our pro forma proportionate ownership. Upon completion of the offering under alternative minimum and maximum offering assumptions, of present shareholders and of investors in this offering, compared to the relative amounts paid and comparative to our capital by present shareholders as of the date the consideration was received and by investors in this offering, assuming no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased				Total Consideration					Average Price Per Share
MINIMUM OFFERING	Amount		Percent		Amount			Percent
Existing stockholders	1,750,000		[	]%	$	[	]	[	]%	$	[	]
New investors	[	]	[	]%		$8,000,000		[	]%	$	[	]
Total	[	]	100%		$	[	]	100%		$	[	]

	Shares Purchased				Total Consideration					Average Price Per Share
MAXIMUM OFFERING	Amount		Percent		Amount			Percent
Existing stockholders	1,750,000		[	]%	$	[	]	[	]%	$	[	]
New investors	[	]	[	]%		$10,000,000		[	]%	$	[	]
Total	[	]	100%		$	[	]	100%		$	[	]

The discussion and tables above assume no exercise of stock options outstanding as of August 12, 2008. As of the consummation of this offering, we expect to have options outstanding to purchase a total of [            ] ordinary shares, all of which are exercisable as of the consummation of this offering with a weighted average exercise price of approximately $[            ] per share. To the extent that any of these options are exercised, there will be further dilution to investors who purchase shares after this offering.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL AND OPERATING DATA

You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus. The selected statements of operations data are for the fiscal years ended 2006 and 2007 and the nine months ended March 31, 2008. The selected balance sheet data set forth below, are as of June 30, 2006 and 2007 and March 31, 2008. This selected financial data is derived from our consolidated financial statements and should be read in conjunction with the consolidated financial statements and notes thereto which are included elsewhere in this prospectus.

	For the Fiscal Year Ended June 30,		For the Nine Months Ended March 31, (Unaudited)
	2007 (¥)	2006 (¥)	2008 (¥)
Total Revenues	59,862,783	35,733,839	64,197,177
Income (loss) from Operations	10,752,850	(146,717)	15,349,497
Other Income	797,139	60,281	406,378
Net Income	8,813,973	880,384	14,836,016
Basic Earnings per Share	190.08	22.06	296.72
Diluted Earnings per Share	190.08	22.06	296.72

	June 30,		March 31,
	2007 (¥)	2006 (¥)	2008 (¥)
Total Assets	50,248,520	27,882,542	76,339,800
Total Current Liabilities	47,474,528	35,574,149	48,347,223
Shareholders’ Equity (deficit)	436,662	(10,417,311)	24,072,678
Total liabilities and shareholders’ equity	50,248,520	27,882,542	76,339,800

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our audited historical consolidated financial statements and our unaudited pro forma condensed consolidated financial statements, together with the respective notes thereto, included elsewhere in this prospectus. Our audited historical consolidated financial statements have been prepared in accordance with U.S. GAAP. Our unaudited pro forma financial information has been derived from our audited historical consolidated financial statements.

Overview

Organization. We are a high-tech company focused on automatic production technology for the oilfield service industry in the People’s Republic of China. We mainly serve oilfield exploitation companies in China. We primarily derive our revenue from:

•	Design, manufacture and installation of oil field servomechanism systems engineering;

•	Oil field underground operation technology and products:

•	Oil producing well water seeking, sand proof, fracturing technology;

•	Down flow well acidize injection, plug-releasing, profile control technology;

•	Gas well perforating and sand proof technology;

•	Multi-effect underground packer devices and

•	Gas well throttle controller.

•	Oil field ground operation technology and products:

•	Heating furnace automation control technology in oil field fathering and transportation System;

•	Oil field high effect heating furnace;

•	Oil field multiphase separator;

•	Oil field heat-exchange equipment and;

•	Supply Italian UNIGAS combustor.

Our solutions and new technology enable our customers to reduce their expenditures and improve their integrated benefit by changing from manual to mechanized production methods. Our major clients, Sinopec and CNPC, are large oil and refinery firms formed following the Chinese government’s decision to decentralize the oil and gas industry within China. Each company is ranked in the Fortune 500. We aim to continue extending our market share in the short-term and to be a leader in the energy industry in the long-term.

We operate our business in China through the Domestic Companies. We have Equity Pledge Agreements and Exclusive Purchase Agreements with each of the Domestic Companies and Exclusive Technology Consultation Service Agreements with their respective shareholders. Through these contractual arrangements, we have the ability to substantially influence each of the Domestic Companies’ daily operations and financial affairs, appoint their senior executives and approve all matters requiring shareholder approval. As a result of these contractual arrangements, which enable us to control the Domestic Companies, we are considered the primary beneficiary of each Domestic Company. In addition, we and the Domestic Companies are under common control, by virtue of the ownership of more than 70% of our company and each of the Domestic Companies by three shareholders (Mr. Yin Shenping, Mr. Li Hongqi and Mr. Chen Guangqiang). Accordingly, we consolidate their results, assets and liabilities in our financial statements.

Based on these agreements, we consolidate the variable interest entities (“VIEs”) as required by Financial Accounting Standards Board (“FASB”) Interpretation No. 46R (“FIN 46R”), Consolidation of Variable Interest Entities, an Interpretation of ARB No.51, because we are the primary beneficiary of VIEs. Our consolidated assets do not include any collateral for the obligations of the VIEs.

Nature of Operations. Our technicians and solutions were developed with strong industrial expertise in the oil and gas industry. Products and services provided by us mainly include:

•

SCADA System. Our technology includes the Recon SCADA system (“SCADA”), an industrial computerized process control system for monitoring, managing and controlling oilfield service extraction. SCADA integrates the underground, ground and above-ground levels of the oilfield service extraction industry. SCADA connects the above-ground level central control room with the ground level relay station and the relay station with the underground bottom intelligent terminal using the 2.4G wireless frequency. SCADA has received grants and awards from the State Ministry of Science and Technology and the city of Nanjing.

•

Water System. In addition to SCADA, we have developed and implemented technology designed to find and block water content in oilfield service. As China’s extraction of oil has increased, the quantity of available oil has decreased and the water content in remaining oil has increased. In order to improve our efficiency and profitability in extraction, we have developed technology to reduce the amount of water in our extracted oilfield service.

•

Oil Field Furnaces. Crude oilfield service contains certain impurities that must be removed before the oilfield service can be sold, including water and natural gas. To remove the impurities and to prevent solidification and blockage in transport pipes, companies employ heating furnaces. We researched, developed and implemented a new oil field furnace that is advanced, highly automated, reliable, easily operable, and comparatively safe and highly heat efficient (90% efficiency).

•

Multipurpose Fissure Shaper. We have also developed a multipurpose fissure shaper to improve our ability to test for and extract oilfield service. Before any oilfield service extractor can test for the presence of oil, it must first perforate a hole for testing. The depth of the perforated hole is, of course, extremely important in the testing process: a hole that is too shallow may cause an extractor to miss an oil field entirely. We have developed a proprietary multipurpose fissure shaper that is used with the perforating gun to effectively increase the perforation depth by between 46 and 80%, shape a great number of stratum fissures, improve the stratum diversion capability and, as a result, improve our ability to locate oil fields and increase the output of oil wells.

As a technique development company, we put a priority on research, exploration, design and innovation. For years we have been increasing investments in attracting and training talents to continually improve our research and development capability. We currently have more than 80 employees, 90% of whom graduated from college. We also cooperate with the Oilfield Service & Geology Research Laboratory of Nanjing University.

Factors Affecting Our Results of Operations—Generally

Our operating results in any period are subject to general conditions typically affecting the Chinese oilfield service industry including:

•	the amount of spending by our sophisticated customers, primarily those in the oil and gas industry;

•	growing demand from large corporations for improved management and software designed to achieve such corporate performance;

•	the procurement processes of our customers, especially those in the oil and gas industry;

•	competition and related pricing pressure from other oilfield service solution providers, especially those targeting the Chinese oil and gas industry;

•	the ongoing development of the oilfield service market in China; and

•	inflation and other factors.

Unfavorable changes in any of these general conditions could negatively affect the number and size of the projects we undertake, the number of products we sell, the amount of services we provide, the price of our products and services and otherwise affect our results of operations.

Our operating results in any period are more directly affected by company-specific factors including:

•	our revenue growth;

•	the proportion of our business dedicated to large companies;

•	our ability to successfully develop, introduce and market new solutions and services;

•	our ability to increase our revenues to businesses, both old customers and new in Chinese oil and gas industry;

•	our ability to effectively manage our operating costs and expenses; and

•	our ability to effectively implement any targeted acquisitions and/or strategic alliances so as to provide efficient access to markets and industries in the Chinese oil and gas industry.

Critical Accounting Policies and Estimates

Estimates and Assumptions. We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. We believe that the following policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Significant accounting estimates reflected in our company’s consolidated financial statements include revenue recognition, allowance for doubtful accounts, and useful lives of property and equipment.

Revenue Recognition. We recognize revenue when it is realized and earned. We consider revenue realized or realizable and earned when (1) we have persuasive evidence of an arrangement, (2) delivery has occurred, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured.

Delivery does not occur until products have been shipped or services have been provided to the client and the client has signed a completion and acceptance report, risk of loss has transferred to the client, client acceptance provisions have lapsed, or we have objective evidence that the criteria specified in client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

•

Hardware. Revenue from hardware sales is generally recognized when the product is shipped to the customer and when there are no unfulfilled company obligations that affect the customer’s final acceptance of the arrangement.

•

Services. We provide services on a fixed-price contract, and the contract terms generally are short term. Revenue is recognized on the completed contract method when delivery and acceptance is determined by a completion report signed by the customer. Deferred revenue represents unearned amounts billed to customers related to post-contract maintenance agreements.

•

Software. We sell self-developed software. For software sales, we recognize revenues in accordance with the provisions of Statement of Position No. 97-2, “Software Revenue Recognition,” and related interpretations. Revenue from perpetual (one-time charge) licensed software is recognized at the inception of the license term. Revenue from term (monthly license charge) arrangements is recognized on a subscription basis over the period that the customer is using the license. We do not provide any rights of return or warranties on our software.

Revenues applicable to multiple-element fee arrangements are divided among the elements such as software, hardware and post-contract service using vendor-specific objective evidence of fair value. Such evidence consists of pricing of multiple elements when those same elements are sold as separate products or arrangements. Software maintenance for the first year and initial training are included in the purchase price of the software. Initial training is provided at the time of installation and is recognized as income as part of the price of the software since it is minimal in value. Maintenance is valued based on the fee schedule used by us for providing the regular level of maintenance service as sold to customers when renewing their maintenance contracts on a standalone basis. Maintenance revenue is included in the income statement under services and is recognized over the term of the agreement.

Fair Values of Financial Instruments. The carrying amounts reported in the consolidated balance sheets for trade accounts receivable, other receivables, advances to suppliers, trade accounts payable, accrued liabilities, advances from customer and notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

Allowance for Doubtful Accounts. Our management must make estimates of the collectability of our accounts receivable. Management specifically analyzes accounts receivable, historical bad debts, customer credit-worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Our accounts receivable balance on March 31, 2008 was ¥38,460,798. If the financial condition of our clients were to deteriorate, resulting in their inability to make payments, an additional allowance might be required.

Property and Equipment. We record property and equipment at cost. We depreciate property and equipment on a straight-line basis over their estimated useful lives using the following annual rates:

Motor Vehicles	10 years
Office Equipment	2-5 years
Machinery	5 years

We expense maintenance and repair expenditures as they do not improve or extend an asset’s productive life. These estimates are reasonably likely to change in the future since they are based upon matters that are highly uncertain such as general economic conditions, potential changes in technology and estimated cash flows from the use of these assets.

Gains or losses on sales or retirements are included in the consolidated statements of operations in the year of disposition. Depreciation expense was ¥516,419, ¥539,773 ($70,911) and ¥193,535 ($27,601) for the years ended June 30, 2006 and 2007 and the nine months ended March 31, 2007 and 2008, respectively.

	Chinese Yuan (Renminbi)			U.S. Dollars
	June 30,		March 31,	June 30,	March 31,
	2006	2007	2008	2007	2008
				(Unaudited)	(Unaudited)
Motor vehicles	¥1,799,701	¥2,613,071	¥3,372,992	$343,283	$481,031
Office equipment	992,448	842,740	4,047,152	110,712	577,175
Machinery	210,000	210,000	291,670	27,588	41,596

Total property and equipment	3,002,149	3,665,811	7,711,814	481,583	1,099,802
Less: Accumulated depreciation	(1,401,050)	(1,940,823)	(2,134,358)	(254,969)	(304,386)

Property and equipment, net	¥1,601,099	¥1,724,988	¥5,577,456	$226,614	$795,416

Software Development Costs. We charge all of our development costs to research and development until we have established technological feasibility. We acknowledge technological feasibility of our software when a detailed program design has been completed, or upon the completion of a working model. Upon reaching technological feasibility, we capitalize additional software costs until the software is available for general release to customers. Although we have not established a budget or time table for software development, we anticipate the need to continue the development of our software products in the future and the cost could be significant. We believe that, as in the past, the costs of development will result in new products that will increase revenue and therefore justify costs. There is, however, a reasonable possibility that we may be unable to realize the carrying value of our software, and the amount not so realized may adversely affect our financial position, results of operation or liquidity in the future.

Cost of Revenue. Cost of our revenues includes wages, materials, handling charges, and other expenses associated with manufactured products and service provided to customers; the cost of purchased raw material. We expect cost of revenue to grow as our revenues grow. It is possible that we could incur development costs with little revenue recognition, but based upon our past history, we expect our revenues to grow.

Valuation of Long-Lived Assets. We review the carrying values of our long-lived assets for impairment whenever events or changes in circumstances indicate that they may not be recoverable. When such an event occurs, we project undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset. If projections indicate that the carrying value of the long-lived asset will not be recovered, we reduce the carrying value of the long-lived asset, by the estimated excess of the carrying value over the projected discounted cash flows. In the past, we have not had to make significant adjustments to the carrying values of our long-lived assets, and we do not anticipate a need to do so in the future. However, circumstances could cause us to have to reduce the value of our capitalized software more rapidly than we have in the past if our revenues were to significantly decline. Estimated cash flows from the use of the long-lived assets are highly uncertain and therefore the estimation of the need to impair these assets is reasonably likely to change in the future. Should the economy or acceptance of our software change in the future, it is likely that our estimate of the future cash flows from the use of these assets will change by a material amount. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations -Property and Equipment” and “- Software Development Costs.”

Relevant Industry-Wide Factors

Management believes the Chinese oilfield service industry, and in particular the oilfield service market, is likely to experience rapid growth in the near future. This belief is based on management’s experience in the industry and its analysis of the following recent trends:

•

Management believes the Chinese government is likely to continue to foster growth in the particular industry generally. The PRC has recently made changes to its central government structure. Management sees this move as a signal that the PRC government may encourage traditional excavation businesses of non-renewable resources to focus more heavily on automatic systems and economic equipment.

•

Management believes that larger companies in China are becoming more sophisticated in managing and implementing their information systems. Management believes that these tendencies are likely to create a strong demand for software integration and customized system development from these larger companies. As a result, management believes that many leading oilfield service providers will attempt to reposition their businesses as development services providers, rather than “off-the-rack” vendors. In the context of economic transformation, local manufacturers will likely face industrial restructuring as they try to grow to compete and fend off increased pressure from greatly shortened product lives. Management believes that the use of advanced information technologies in management and control of manufacture is becoming more important to success in the market.

•

Management believes that a significant number of Chinese manufactures, especially those in oil and gas industry, still lack sufficient technical applications and services for their needs. These companies tend to be more cost-sensitive. Management believes that such clients would be more likely to use our service and products to reduce expenses by third-parties like us. Management believes this will be an increasingly competitive market.

•

Management also believes that high-tech and precise instruments will become increasingly prevalent in the oilfield service market, as China continues to be more dependent on oil and as oil resources continue to decline.

Dependence on CNPC and Sinopec

We derive substantially all of our revenues from two customers, (i) CNPC and (ii) Sinopec.

We provide products services to Sinopec under a series of agreements, each of which is terminable without notice. We first began to provide services to Sinopec in 1998. Sinopec accounted for approximately 60% and 65% of our revenues in 2007 and 2006, respectively, and any termination of our business relationships with Sinopec would materially harm our operations.

We provide products services to CNPC under a series of agreements, each of which is terminable without notice. We first began to provide services to CNPC in 2000. CNPC accounted for approximately 40% and 35% of our revenues in 2007 and 2006, respectively, and any termination of our business relationships with CNPC would materially harm our operations.

In order to grow and to protect our company against the risks associated with our dependence on CNPC and Sinopec, management intends to improve our service and expand our potential market. Management believes that a large number of Chinese petroleum companies are likely to require services and products such as those we provide.

Results of Operations

The following table presents the results of our operations for the periods indicated. Our historical reporting results are not necessarily indicative of the results to be expected for any future period.

	Chinese Yuan (Renminbi)				U.S. Dollars
	For the Years Ended June 30,		For the Nine Months Ended March 31,		For the Year Ended June 30, 2007	For the Nine Months Ended March 31, 2008
	2006	2007	2007	2008
			(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	¥35,733,839	¥59,862,783	¥40,440,506	¥64,197,177	$7,864,265	$9,155,330
Cost of revenues	23,414,054	35,157,143	22,655,452	35,793,100	4,618,647	5,104,549

Gross Profit	12,319,785	24,705,640	17,785,054	28,404,077	3,245,618	4,050,781

Operating expenses
Selling and distribution expenses	4,645,613	5,575,166	3,927,807	4,864,188	732,418	693,695
General and administrative expenses	7,820,889	8,377,624	4,417,656	8,190,392	1,100,581	1,168,054

Total operating expenses	12,466,502	13,952,790	8,345,463	13,054,580	1,832,999	1,861,749

Income(loss) from operation	(146,717)	10,752,850	9,439,591	15,349,497	1,412,619	2,189,032
Subsidy income	863,402	155,556	155,556	667,344	20,436	95,172
Non-operating income	25,000	13,915	4,240	616	1,828	88
Non-operating expenses	(45,598)	(3,494)	—	(2,712)	(459)	(387)
Interest income	21,907	22,231	2,955	17,153	2,921	2,446
Interest expense	(67,572)	(127,927)	(8,392)	(276,023)	(16,806)	(39,364)

Income(loss) before income taxes and minority interest	650,422	10,813,131	9,593,950	15,755,875	1,420,539	2,246,987
Provision for income taxes	82,669	(2,057,532)	(387,583)	(793,430)	(270,301)	(113,153)
Minority interest, net of tax	147,293	58,374	(72,438)	(126,429)	7,669	(18,030)

Net income (loss)	¥880,384	¥8,813,973	¥9,133,929	¥14,836,016	$1,157,907	$2,115,804

Basic and diluted earnings (loss) per ordinary share	¥22.06	¥190.08	¥202.23	¥296.72	$24.97	$42.32

Weighted average ordinary shares outstanding	39,912	46,371	45,165	50,000	46,371	50,000

Nine Month Period Ended March 31, 2008 Compared Nine Month Period Ended March 31, 2007

Revenue. During the first quarter of 2008, all of our revenue was from unrelated parties. The total value of our revenues in this period was ¥64,197,177, a 58.74% increase from ¥40,440,506 for the nine months ended March, 31 of 2007.

We believe that our contracts will be fulfilled for the following reasons:

•	These large corporate clients have never failed to finalize and fulfill contracts with us; and

•	These clients have agreed upon the contract terms and project value.

Due to the complex nature of large system integration projects, it is difficult for our clients to foresee and specify their requirements in early stage of development. Before finalizing a contract, we usually need to develop a prototype system model for demonstration purposes and help the clients to establish their technical requirements as a part of our input and investment for marketing and nourishing client relationships.

Cost of Revenue. Our cost of revenue increased by ¥13,137,648, or 57.99%, to ¥35,793,100, for the nine months ended March 31, 2008, from ¥22,655,452 for the same period in 2007, largely due to rising prices of raw materials. Our total salary cost has increased in the same period largely due to the newly issued labor law.

Gross Profit. For the nine months ended March 31, 2008, our gross profit increased to ¥28,404,077 from ¥17,785,054 for the same period in 2007, an increase of ¥10,619,023, or 59.71%. For the nine months ended March 31, 2008, our gross profit as a percentage of revenue increased to 44.25%, from 43.98% for the same period in 2007.

Year Ended June 30, 2007 Compared to Year Ended June 30, 2006

Revenues. All of our revenues were generated through the sale of our integrated products selling and provision of related support services. In 2007 and 2006, our revenues were attributable to businesses in China engaged in the mining and extraction of petroleum.

Our total revenues increased by approximately 67.52%, from ¥35,733,839 in 2006 to ¥59,862,783 in 2007. This increase resulted directly from our growing relationships with CNPC and Sinopec. During the year ended June 30, 2007, substantially all of our revenues were generated through our business engagements with CNPC and Sinopec. We expect that our gross revenues will continue to increase over time as we:

•	continue to expand our business relationships with CNPC and Sinopec;

•	expand the adoption of our solutions into other market outside the Chinese oil and gas industry; and

•	introduce our solutions to businesses located outside of China.

Cost of Revenues. Our cost of revenues includes costs related to the design, implementation, delivery and maintenance of our software solutions and amortization of intangibles. These costs are primarily headcount-related costs that include payroll, employee benefits, project execution equipment and material purchases, services taxes and related outsourcing costs. We consider our cost of revenues to be variable and expect that our cost of revenues will increase as our revenues grow.

Our cost of revenues increased from ¥23,414,054 in 2006 to ¥35,157,143 in 2007, an increase of 50.15%. As a percentage of revenues, our cost of revenues decreased from 65.52% in 2006 to 58.73% in 2007. Our salaries and benefits costs increased, due largely to rising human resources costs associated with the implementation of new Chinese laws regarding employee benefits. During 2007, we were engaged in several large projects for significant customers. In order to complete these projects, we enlarged the size of our technical team as well as engaging additional subcontractors. We are subject to a general trend of increasing salaries and employee welfare throughout China for the highly-skilled technical personnel we require to operate our business. As such, the total amount of salaries and benefits we paid to our employees increased by approximately 30% in 2007. Although our cost of revenues dramatically increased, through effective management, we were able to effectively and profitably utilize our increased business. As such, we were actually able to decrease our cost of revenues as a 58.73% percentage of sales. We expect our cost of revenues to stabilize over the next several years as salary and project execution equipment and material purchases stabilize.

Expenses.

Nine Months Ended March 31, 2008 Compared to Nine Months Ended March 31, 2007

General and Administrative Expenses. General and administrative expenses consist primarily of compensation and benefits to our general management, finance and administrative staff, professional advisor fees, audit fees and other expenses incurred in connection with general operations. For the nine months ended March 31, 2008, our administrative expenses increased to ¥8,190,392, from ¥4,417,656 for the nine months ended March 31, 2007, an 85.40% increase from period-to-period. The increase in general and administrative expenses was mainly attributable to an increase in our administrative business trips and audit fees due to the initiation of our IPO. In addition, as a percentage of revenue, administrative expenses increased to 12.76% for the nine months ended March 31, 2008, from 10.92% for the same period in 2007. We believe such increase was a special case caused by the IPO process, an uncharacteristic element of our business activities.

Selling and Distribution Expenses. For the nine months ended March 31, 2008, our selling expense increased slightly from ¥3,927,807 to ¥4,864,188 in the nine months ended March 31, 2007, due to decreased participation in industrial conventions as well as advertising since we have been focusing on large corporate clients on which management believes general advertising efforts would not work. As a percentage of revenue, our selling expense for the nine months ended March 31, 2008 and 2007 remained stable, mainly due to management’s implementation of more stringent cost controls.

Income from Operations. Income from operations was ¥15,349,497 for the nine months ended March 31, 2008, a 62.61% increase from ¥9,439,591 for the same period in 2007 because of high revenue in first quarter of 2008 and lower selling expenses.

Income Tax Expense. Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109, “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts. A valuation allowance is recorded against deferred tax assets if it is not likely that the asset will be realized. In June 2006, the Financial Accounting Standards Board issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition classification, interest and penalties, accounting in interim periods, disclosure, and transition. The interpretation is effective for the fiscal years beginning after December 15, 2006. The impact of adoption of this interpretation on the Company’s consolidated financial statements, if any, has not yet been determined.

We have not been subject to any income taxes in the United States or the Cayman Islands. Enterprises doing business in PRC are generally subject to federal (state) enterprise income tax at a rate of 30% and a local income tax at a rate of 3%; however, due to Nanjing Recon’s location in a State Standard High Technology Development Zone, it was granted a certification of High Technology Enterprise and was taxed at a rate of 15% for taxable income generated and was 50% exempt from this income tax from 2005 to 2007. We had minimal operations in jurisdictions other than the PRC. Income tax expense for the nine months ended March 31, 2008 was ¥793,430. For the same period in 2007, income tax expense was ¥387,583. This increase resulted from increased revenues.

Net Income. As a result of the factors described above, net income was ¥14,836,016 for the nine months ended March 31, 2008, increased by ¥5,702,087, or 62.43%, from ¥9,133,929 for the same period in 2007.

Fiscal Year 2007 Compared to Fiscal Year 2006

General and administrative expenses. General and administrative expenses consist primarily of costs from our human resources organization and an allocation of our facilities costs and depreciation expenses. General and administrative expenses increased 7.12%, from ¥7,820,889 in 2006 to ¥8,377,624 in 2007. General and administrative expenses were 21.89% of total revenues in 2006 and 14.00% of total revenues in 2007. We were able to efficiently integrate our new employees into our business. We expect that as we continue to grow, our general and administrative expenses will increase. In addition, we expect that becoming an independent public company may create a short-term increase in general and administrative expenses as a percentage of revenues. Many of these costs are expected to be non-recurring as they relate primarily to the establishment of additional functions in connection with becoming a publicly-traded company.

Selling and distribution expenses. Selling and distribution expenses consist primarily of salaries and related expenditures of our sales and marketing organization; sales commissions; costs of our marketing programs, including public relations, advertising, trade shows, and collateral sales materials; and an allocation of our facilities and depreciation expenses. Selling expenses increased by 20.01%, from ¥4,645,613 in 2006 to ¥5,575,166 in 2007. This increase resulted primarily from our advertising activities. As we continued to solidify our business relationship with other companies, we required extensive marketing efforts and incurred the costs associated therewith. In order to successfully increase the scope of our client base, we expect that our selling expenses will correspondingly increase. Selling expenses were 13.00% of total revenues in 2006 and 9.31% of total revenues in 2007. This decrease resulted from the fact that during 2007, we were able to generate additional revenues from our existing client base (CNPC and Sinopec) without increasing our marketing efforts. As we increase the scope of our client base over the next several years, we expect to see our selling expenses as a percentage of revenue to increase as a result, in part, of our expanded marketing efforts. We expect that our marketing efforts will require a period of time before resulting in additional sales.

Advertising expenses. Advertising costs are expensed when incurred. Total advertising expenses were ¥0, ¥729,800 ($95,875), ¥554,000 and ¥946,835 ($135,031), for the years ended June 30, 2006 and 2007, and for the nine month periods ended March 31, 2007 and 2008, respectively.

Interest income. Our interest income represents the interest accrued as a result of bank deposits. Our interest income increased 1.48% from ¥21,907 in 2006 to ¥22,231 in 2007. We expect that our interest income will dramatically increase in the near future as we will earn interest in the proceeds of the offering contemplated hereby pending application thereof.

Liquidity and Capital Resources

General

Cash and Cash Equivalents. Cash and cash equivalents are comprised of cash on hand, demand deposits and highly liquid short-term debt investments with stated maturities of no more than three months. At March 31, 2008, we had cash and cash equivalents in the amount of ¥4,088,794. Our management believes that the revenues expected to be generated from operations along with the proceeds of this offering will be sufficient to finance our operations for the foreseeable future.

Indebtedness. As of March 31, 2008, except for ¥ 5,589,113 of notes payable, we did not have any other outstanding loan capital issued or agreed to be issued, bank overdrafts, loans, debt securities or similar indebtedness, liens, liabilities under acceptance (other than normal trade bills) or acceptance credits, debentures, mortgages, charges, finance leases or hire purchase commitments, guarantees or other material contingent liabilities. In addition, there has not been any material change in our indebtedness, commitments and contingent liabilities since March 31, 2008.

Holding Company Structure. We are a holding company with no operations of our own. All of our operations are conducted through our Chinese subsidiary. As a result, our ability to pay dividends and to finance any debt that we may incur is dependent upon dividends and other distributions paid. In addition, Chinese legal restrictions permit payment of dividends to us by our Chinese subsidiary only out of its accumulated net profit, if any, determined in accordance with Chinese accounting standards and regulations. Under Chinese law, our subsidiary is required to set aside a portion (at least 10%) of its after-tax net income (after discharging all cumulated loss), if any, each year for compulsory statutory reserve until the amount of the reserve reaches 50% of our subsidiaries’ registered capital. These funds may be distributed to shareholders at the time of its wind up. When we were incorporated in Cayman Island in August 2007, 5,000,000 ordinary shares were authorized, and 50,000 ordinary shares were issued to Mr. Yin Shenping, Mr. Chen Guangqiang and Mr. Li Hongqi, at a par value of $0.01 each. The 50,000 shares were allocated to previous capital contributions by the above three shareholders.

Off-Balance Sheet Arrangements. We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Operating Cash Flows. To date we have financed our operations primarily through cash flows from operations. As of March 31, 2008 we had total assets of ¥76,339,800, of which cash amounted to ¥4,088,794, and accounts receivable amounted to ¥41,447,928. Working capital amounted to ¥21,628,673 and shareholders’ equity amounted ¥24,072,678. The current ratio equaled 1.447:1.

Nine Months Ended March 31, 2008 Compared to Nine Months Ended March 31, 2007

As of March 31, 2008, we had cash and cash equivalents of ¥4,088,794. We believe that our currently available working capital should be adequate to sustain our operations at our current levels through at least the next twelve months.

Net cash provided by operating activities totaled ¥8,802,226 for the nine months ended March 31, 2008. This was an increase of ¥14,819,600 over ¥-6,017,374 for the nine months ended March 31, 2007.

Net cash used for investing activities was ¥-10,547,603, for the nine months ended March 31, 2008, compared to ¥-476,445 for the nine months ended March 31, 2007. The cash used for investing activities for the nine months ended March 31, 2008 consisted substantially of short-term investment and purchase of computer equipment related to software development. The cash used for investing activities during the nine months ended March 31, 2007 consisted of purchasing costs for software development and computer equipment.

We earned ¥3,358,940 from financing activities for the nine months ended March 31, 2008. The cash used for financing activities during the nine months ended March 31, 2007 was ¥4,651,936.

Working Capital. Our working capital increased from ¥262,556 as of June 30, 2007 to ¥21,628,673 as of March 31, 2008.

Total current assets at March 31, 2008 amounted to ¥66,975,896, an increase of approximately ¥19,238,812 compared to ¥47,737,084 at June 30, 2007.

Current liabilities amounted to ¥48,347,223 at March 31, 2008, compared to ¥47,474,528 at June 30, 2007. This increase has been attributed to an increase in accounts payable and accrued liabilities. Accounts payable and accrued liabilities mainly consisted of payables for our suppliers. We paid out most of fiscal 2007 outstanding account payable balance and employee bonus accrual during first quarter of 2008.

The current ratio increased from 1.01 at June 30, 2007 to 1.45 at March 31, 2008. The reason for the increase in current ratio is the increase in short-term investments and accounts receivable. We believe that this change in current ratio indicates strong operating liquidity for us.

Comparison of Years Ended June 30, 2007 and 2006.

Net cash provided by operating activities was ¥-3,572,305for the year ended June 30, 2007. This was an increase of ¥2,811,583 over ¥-6,383,888 for the year ended June 30, 2006. This increase in net cash resulted primarily from the increase in net income of ¥7,993,589.

The increase in receivables was primarily due to an increase in revenue in fiscal 2007. The increase in inventory was due to hardware purchase. The increase in accounts payable and accrued liabilities was due to the increase in raw materials. Both changes in account receivables and payables reflect the seasonal nature of our business. Our revenue has been subject to high seasonality and the revenue recognized in the first quarter is usually the smallest in proportion of that for the whole year in most cases, due to our clients’ budgeting and planning schedule. Nevertheless, we continued to experience steady demand for our services from our oil industrial client base.

Net cash provided from investing activities was ¥-1,450,110 for the year ended June 30, 2007, compared to net cash used for investing activities of ¥-824,698 for the year ended June 30, 2006. The cash resulting from investing activities for the year ended June 30, 2007 was from purchasing property and equipment, an office block with an initial book value of ¥2,641,280.

Cash flows used by financing activities amounted to ¥3,249,713 for the year ended June 30, 2007 and ¥10,244,000 for the year ended June 30, 2006. For the year ended June 30, 2007, cash used in financing activities was for the payment of notes payables. For the year ended June 30, 2006, we repaid a note payable of ¥7,954,000 and received ¥1,315,000 from our shareholders as additional paid-in capital.

Working Capital. Our working capital increased from ¥-9,292,706 as of June 30, 2006 to ¥-262,556 as of June 30, 2007.

Total current assets at June 30, 2007 amounted to ¥47,737,084, an increase of approximately ¥21,455,641 compared to ¥26,281,443 at June 30, 2006. The increase was attributable mainly to an increase in the amount of trade receivables resulting from higher revenues and inventories.

Current liabilities amounted to ¥47,474,528 at June 30, 2007, in comparison to ¥35,574,149 at June 30, 2006. This increase has been attributed to the following factors. First, we incurred an increase of ¥5,490,936 in trade accounts payable as a result of the purchase of raw material for production of hardware. Second, we incurred an increase of ¥4,173,164 in taxes payable, due in part to increases in our income. Third, our short-term notes payable increased by approximately ¥1,399,713.

The current ratio increased from 0.74 at June 30, 2006 to 1.01 at June 30, 2007. The change in our current ratio was primarily due to the growth of 2007 revenues, which resulted in substantial growth in current assets.

Capital Resources. We have obtained working capital in 2006 and 2007 through financing activities and our conservative financial management policies.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk. Our exposure to interest rate risk primarily relates to interest income generated by excess cash invested in liquid investments with original maturities of three months or less. Such interest-earning instruments carry a degree of interest rate risk. We have not used any derivative financial instruments to manage our interest rate exposure. We have not been exposed to material risks due to changes in interest rates. However, our future interest income may be lower than expected due to changes in market interest rates.

Foreign Exchange Risk. Although we use U.S. dollars as our reporting currency, our business is carried out in RMB and we maintain RMB denominated bank accounts. We, therefore, are subject to currency risk. Although the conversion of the RMB is highly regulated in China, the value of the RMB against the value of the U.S. dollar or any other currency nonetheless may fluctuate in value within a narrow band against a basket of certain foreign currencies. China is currently under significant international pressures to liberalize this government currency policy, and if such liberalization were to occur, the value of the RMB could appreciate or depreciate against the U.S. dollar. Unfavorable changes in the exchange rate between the RMB and the U.S. dollar may result in a material effect upon accumulated other comprehensive income recorded as a charge in shareholders’ equity. We do not use derivative instruments to reduce our exposure to foreign currency risk.

In addition, the RMB is not a freely convertible currency. Recon-JN, our Chinese subsidiary, is not permitted to pay outstanding current account obligations in foreign currency, but rather must present the proper documentation to a designated foreign exchange bank. We cannot guarantee that all future local currency can be repatriated.

Inflation. Although China has experienced an increasing inflation rate, inflation has not had a material impact on our results of operations in recent years. According to the National Bureau of Statistics of China, the change in the consumer price index in China was 0.46%, (0.77%), and 1.16% in 2001, 2002 and 2003, respectively. However in connection with a 3.9% increase in 2004, the Chinese government announced measures to restrict lending and investment in China in order to reduce inflationary pressures in China’s economy. Following the government’s actions, the consumer price index decreased to 1.8% in 2005 and to 1.5% in 2006. In 2007, the consumer price index increased to 4.8%. In response, China’s central bank, the People’s Bank of China, announced that the bank reserve ratio would rise half a percentage point to 15.5% in an effort to reduce inflation pressures. China’s consumer price index growth rate reached 8.7% year-over-year in 2008. The results of the Chinese government’s actions to combat inflation are difficult to predict. Adverse changes in the Chinese economy, if any, will likely impact the financial performance of a variety of industries in China that use or would be candidates to use our services and products.

Taxation. Under the current law of the Cayman Islands, we are not subject to tax on income or capital gain. Prior to January 1, 2008, under PRC laws and regulations, a company established in China was typically subject to a state oilfield service rise income tax rate of 30% and a local oilfield service rise tax rate of 3% on its taxable income. PRC laws and regulations also provide foreign-invested oilfield service rises established in certain areas in the PRC with preferential tax treatment. Since January 1, 2008, China has mandated a unified oilfield service rise income tax rate of 25% with unified preferential tax treatment measures. As our Cayman Islands business entity is controlled by PRC residents and managed from the PRC, it is categorized as Resident oilfield service enterprise under the 2007 PRC Enterprise Income Tax Law (together with the Implementing Regulations promulgated thereunder, “the New EIT Law”). As a result of this classification, we are subject to the PRC’s Enterprise Income Tax (“EIT”).

We currently are subject to reduced EIT at 15% on taxable profits in China as compared to the statutory rate of 25%. Maintaining of this preferential EIT treatment is subject to us being recognized as a Qualifying High Technology oilfield service enterprise after the assessment per new rules. Sales tax varies from 3% to 17%, depending on the nature of the revenue. For revenues generated from those parts of our software solutions which are recognized by and registered with government authorities and meet government authorities’ requirements to be treated as software products, we are entitled to receive a refund of 14% on the total Value-added Tax (“VAT”) paid at rate of 17%. Revenues from software products other than the above are subject to full VAT at 17%. In addition, we are currently exempted from sales tax for revenues generated from development and transfer tailor-made software products for clients; further, revenues from our consulting services are subject to a 5% sales tax. As a company that qualifies to issue VAT invoices, we must maintain a certain amount of revenue taxable in the name of VAT. As such, we may have to refuse some of the tax exemption benefit in our tailor-made software development business and pay VAT for those parts of the revenue in order to maintain minimum VAT revenue thresholds. This practice may cease to apply if more of our software products is matured, recognized and registered as software products in the PRC.

Contractual Obligations and Commercial Commitments

Operating Lease Agreements

We lease offices in Beijing, Nanjing, Shandong and Xiamen. The amounts of commitments for non-cancelable operating leases for 2008, 2009 and 2010 were as follows. All the lease agreements will expire in 2010.

	Chinese Yuan (Renminbi)	U.S. Dollars
		(Unaudited)
2008	¥462,810	$60,800
2009	456,860	60,018
2010	¥97,200	$12,769

Subsequent Events

On June 24, 2008, Beijing BHD Petroleum Technology Co., Ltd disposed all of its ownership in a 70%-owned subsidiary to a non-related party for proceeds of ¥600,000

Recently Issued Accounting Standards

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”) which revised SFAS No. 141, “Business Combinations”. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non controlling interest in the acquire and the goodwill acquired. SFAS No. 141(R) also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. This standard is effective for fiscal years beginning after December 15, 2008. As the provisions of SFAS No. 141(R) are applied prospectively, the impact of this standard cannot be determined until the transactions occur.

In December 2007, the FASB issued SFAS No. 160, “Non controlling Interests in Consolidated Financial Statements” (“SFAS NO.160”). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non controlling interest, changes in a parent’s ownership interest and the valuation of retained non controlling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non controlling owners. This standard is effective for fiscal years beginning after December 15, 2008. The impact of this standard cannot be determined until the transactions occur.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). SFAS No. 161 amends and expands the disclosure requirements of FASB Statement 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) to require qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit risk-related contingent features in derivative agreements. The Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early application is encouraged. We are currently evaluating the impact of the adoption of SFAS No. 161.

In May 2008, the FASB issued SFAS No.162, “The Hierarchy of Generally Accepted Accounting Principles.” This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP (the GAAP hierarchy). This statement will not have a material effect on consolidated results of operations or financial position.

OUR BUSINESS

General

We are a leading provider of computer software and hardware solutions to companies in the petroleum mining and extraction industry. We provide services designed to automate and enhance the extraction of petroleum in China. To this end, we have developed our own specialized software and hardware to manage the oil extraction process in real-time and to reduce the costs associated with extraction.

We believe that one of the most important advancements in China’s petroleum industry has been the automation of significant segments of the exploration and extraction process. Our automation products and services allow petroleum mining and extraction companies to reduce their labor requirements and improve the productivity of oil fields. Our solutions allow our customers to locate productive oil fields more easily and accurately, improve control over the extraction process, increase oil yield efficiency in tertiary stage oil recovery, and improve the transportation of crude oil through the mining process.

Market Background

China is the world’s second-largest consumer of petroleum products, third-largest importer of petroleum and sixth-largest producer of petroleum. In the last twenty years, China’s demand for oil has more than tripled, while its production of oil has only modestly increased. China became a net importer of petroleum in 1983, and, as a result, oil production in China has been aimed at meeting domestic requirements. The oil industry in China is dominated by three state-owned holding companies: China National Petroleum Corporation (CNPC), China Petroleum and Chemical Corporation (Sinopec) and China National Offshore Oil Corporation (CNOOC). Foreign companies have also recently become involved in China’s petroleum industry; however, according to Chinese law, China’s national oil companies may take a majority (or minority) stake in any commercial discovery. As a result, the number of major foreign companies involved in the industry is relatively limited: Agip, Apache, BP, ChevronTexaco, ConocoPhillips, Eni, ExxonMobil, Husky Energy, Kerr-McGee, Mitsubishi, Royal Dutch Shell, Saudi Aramco, and Total.

In the past, China’s petroleum companies mined for petroleum by leveraging its abundance of inexpensive labor, rather than focusing on new technologies. For example, a typical, traditional oil field with an annual capacity of 1,000,000 tons would require between 10,000 and 20,000 laborers. By contrast, when Baker CAC products were employed to explore and automate Cainan Oil Field, a desert oil field in Xinjiang, annual capacity for the field reached 1,500,000 tons. Moreover, only 400 employees were required to manage the oil field. After the introduction of Baker CAC’s products into China’s petroleum industry, Chinese companies have also sought to provide automation solutions.

In the primary oil recovery stage, oil pressure in an oil reservoir may be high enough to force oil to the surface. Approximately 20% of oil may be harvested at this stage. The secondary oil recovery stage accounts for another 5% to 15% of oil recovery and involves such efforts as pumps to extract petroleum and injection of water, natural gas, carbon dioxide or other gasses into the oil reservoir to force oil to the surface. Most oil fields in China have now entered into the tertiary stage of oil recovery, at which oil extraction becomes increasingly difficult and inefficient. Tertiary recovery generally focuses on decreasing oil viscosity to make extraction easier and accounts for between 5% and 15% of oil recovery. Our efforts in tertiary recovery focus on reducing water content in crude oil in order to make extraction more efficient.

China’s Economic Development

China’s population of approximately 1.3 billion people is expected to grow by roughly 15 million people per year. The country’s gross national product has grown at a rate of approximately 9 percent for more than 25 years, making it the fastest growth rate for a major economy in recorded history. In the same 25 year period, China has moved more than 300 million people out of poverty and quadrupled the average Chinese person’s income. The tremendous potential of this market is noted by the fact that 400 of the world’s largest 500 companies are investing in China.

These development factors have produced a burgeoning consumer goods market, as the spending power and aspirations of consumers rise. In response, industries are consolidating and modern retailers are penetrating second-tier and even some third-tier Chinese cities. We believe that the need to modernize China’s supply chain infrastructure is increasing at a dramatic rate. The appearance of modern retailers in China is also generating demand for more efficient and reliable systems and services.

Our Products

Recon-JN, through the Domestic Companies, provides services designed to automate and enhance the extraction of petroleum in China. To this end, we have developed our own specialized software and hardware to manage the oil extraction process in real-time and to reduce the costs associated with extraction. We derive substantially all of our revenues from the license and implementation of software applications and hardware innovations for the Chinese petroleum industry. These products and services include:

•

SCADA. SCADA is an industrial computerized process control system for monitoring, managing and controlling petroleum extraction. SCADA integrates the underground, ground and above-ground levels of the petroleum extraction industry. SCADA connects the above-ground level central control room with the ground level relay station and the relay station with the underground bottom intelligent terminal using the 2.4G wireless frequency. SCADA has received grants and awards from the State Ministry of Science and Technology and the city of Nanjing.

•

Oil Field Water Finding/Blocking Technology. We have developed and implemented technology designed to find and block water content in petroleum. As China’s extraction of oil has increased, the quantity of available oil has decreased and the water content in remaining oil has increased. In order to improve our efficiency and profitability in extraction, we have developed technology to reduce the amount of water in our extracted petroleum.

•

High-Efficiency Heating Furnaces. Crude petroleum contains certain impurities that must be removed before the petroleum can be sold, including water and natural gas. To remove the impurities and to prevent solidification and blockage in transport pipes, companies employ heating furnaces. We researched, developed and implemented a new oil field furnace that is advanced, highly automated, reliable, easily operable, comparatively safe and highly heat efficient (90% efficiency).

•

Multi-Purpose Fissure Shaper. We have also developed a multipurpose fissure shaper to improve our ability to test for and extract petroleum. Before any petroleum extractor can test for the presence of oil, it must first perforate a hole for testing. The depth of the perforated hole is, of course, extremely important in the testing process: a hole that is too shallow may cause an extractor to miss an oil field entirely. We have developed a proprietary multipurpose fissure shaper that is used with the perforating gun to effectively increase the perforation depth by between 46 and 80%, shape a great number of stratum fissures, improve the stratum diversion capability and, as a result, improve our ability to locate oil fields and increase the output of oil wells.

•

Acoustic pipeline monitoring system. Our independent research and development of international standards of the leading acoustic oil and gas pipeline safety monitoring system has been widely used by Sinopec. We are also cooperating with Sinopec to implement our solutions in imports instrumentation, the introduction of equipment and oilfield chemical additives.

Customers

We have provided services to Sinopec and CNPC, the two major Chinese state-owned companies responsible for on-shore petroleum mining and extraction. We have conducted automation projects for plants in three of China’s four highest producing oil fields, Daqing, Shengli and Xinjiang. We have undertaken the automation projects at the following locations, among others:

Sinopec

•	Jiangsu Oil Field

•	Shengli Oil Field

•	Xinjiang Oil Field

•	Zhongyuan Oil Field

•	Sichuan Oil Field

•	Jianghan Oil Field

•	Puguang Oil Field

We provide products services to Sinopec under a series of agreements, each of which is terminable without notice. We first began to provide services to Sinopec in 1998. Sinopec accounted for approximately 60% and 65% of our revenues in 2007 and 2006, respectively, and any termination of our business relationships with Sinopec would materially harm our operations.

CNPC

•	Huatugou Oil Field

•	Qinghai Oil Field

•	Sebei Gas Field

•	Luliang Oil Field

•	Tuha Oil Field

•	Daqing Oil Field

•	Jidong Oil Field

We provide products services to CNPC under a series of agreements, each of which is terminable without notice. We first began to provide services to CNPC in 2000. CNPC accounted for approximately 40% and 35% of our revenues in 2007 and 2006, respectively, and any termination of our business relationships with CNPC would materially harm our operations.

Our Strengths

•	Safety of Products. The automation projects we have conducted have demonstrated that our products are reliable, safe and effective at automating the petroleum extraction process.

•

Efficiency of Technology. We believe our technology increases efficiency and profitability for petroleum companies by enabling them to monitor, manage and control petroleum extraction; increase the amount of petroleum extracted and reduce impurities in extracted petroleum.

•

Ability to leverage our knowledge of Chinese business culture. Many of our competitors are based outside of China. As the Domestic Companies are based in China, we are in a unique position to emphasize Chinese culture and business knowledge to obtain new customers. We believe that many Chinese businesses, including state-owned companies like Sinopec and CNPC, would prefer to hire a Chinese company to assist in their business operations if a Chinese company exists with the ability to fulfill their needs on a timely and cost-efficient basis. In addition, our knowledge of Chinese culture allows us to anticipate and adapt to Chinese oil field management methods. We provide our software solutions in Mandarin for the benefit of our Chinese customers, and all of our customer support is available from fluent personnel.

•

Experienced, Successful Executive Management Team. Our executive management team has significant experience and success in the petroleum automation industry. They will be able to draw on their knowledge of the industry and their relationships in the industry.

•

Ability to leverage China’s cost structure. As one of the leading Chinese companies in the field, we believe that we possess an inherent advantage over foreign participants in our industry. Specifically, as a Chinese company, we can operate our business on a much more cost effective basis. These costs savings are reflected in lower costs to our customers for comparable products.

•	We own our own intellectual property. Of our primary domestic competitors, only Beijing Tianshanxing, Beijing Golden-Time and Jinan GigaNano own their own intellectual property.

Our Strategy

Our goal is to help our customers execute improve their efficiency and profitability by providing them with software and hardware solutions and service to improve their ability to locate productive oil reservoirs, manage the oil extraction process, reduce extraction costs, and enhance recovery from extraction activities. Key elements of our strategy include:

•

Increase our market share in China. We believe that as the Chinese economy and oil industry continue to develop, Chinese petroleum extraction automation companies will compete with international businesses at an increasing rate. Consequently, we believe we will have opportunities to take market share from foreign companies by developing positive business relationships in China’s petroleum mining and extraction industry. We will also use strategic advertisements, predominantly in China’s northeast and northwest, where China’s major oil fields are located, to increase our brand awareness and market penetration. We will continue to develop new technologies designed to improve petroleum mining and extraction efficiency and profitability for our customers.

•

Focus on higher-profit subsection of market. While we plan to continue to provide services to all of our clients, we believe that we may improve our profit margins by focusing a higher portion of our advertising and promotions at those sub-divisions of our industry that have traditionally held the highest profit margins.

•

Offer services to foreign oil fields contracted by Chinese petroleum companies. As Sinopec and CNPC continue to invest in oil fields in other countries, we will focus on offering our services in these new locations based on our success in working with the companies in China.

•

Seek opportunities with foreign countries in China. Even where oil fields in China are partially operated by foreign companies, a significant number of employees will be Chinese and will benefit from our Chinese-language services. We believe our hardware and software solutions would beneficial to any petroleum company doing business in China and will market to foreign companies entering the Chinese market.

•

Provide services that generate high customer satisfaction levels. Chinese companies in our market are strongly influenced by formal and informal references. We believe that we have the opportunity to expand market share by providing high levels of customer satisfaction with our current customers, thereby fostering strong customer references to support sales activities.

Competition

We face competition from a variety of foreign and domestic companies involved in the petroleum mining automation industry. While we believe we effectively compete in our market, our competitors occupy a substantial position.

A few of our existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical, marketing and other resources than we do, which could provide them with a significant competitive advantage over us. We cannot guarantee that we will be able to compete successfully against our current or future competitors in our industry or that competition will not have a material adverse effect on our business, operating results and financial condition.

Our primary domestic competitors include the following:

•

Beijing Tianshangxing Measurement & Control Technology Research Institute (China Aerospace Industry Corporation) (“CAIC”). CAIC is a state-owned venture, which has developed a system that was accredited by the China Aerospace Industry Corporation in 1997. The system has been applied to ten oil wells in Jidong Oil Field and 50 oil wells in the No. 2 Oil Extraction Factory of Shengli Oil Field.

•	Beijing Satellite Science & Technology Co., Ltd. (“BSS”). BSS has been retained to provide SCADA system integrations for platforms at Shengli Oil Field at sea.

•

Beijing Echo Technologies Development Co., Ltd. (“BET”). BET provides a combination of software and hardware products for industrial automatic control systems in the petroleum industry. BET currently engages in research and development of software and hardware applied to industrial automatic control systems, manufacturing and installation of industrial automation instruments and integration of automatic control products.

•	Beijing Golden-Time Petroleum Measurement Technology Co., Ltd. (“BGT”). BGT develops analysis software used in oil fields and does not yet produce a substantial amount of hardware products.

•	Jinan GigaNano Industry Co., Ltd. (“JGI”). JGI has developed a ratio monitoring system to provide real time measurement and recording of oil extraction operating parameters.

Proprietary Rights

Our success and competitive position is dependent in part upon our ability to develop and maintain the proprietary aspect of our technology. The reverse engineering, unauthorized copying, or other misappropriation of our technology could enable third parties to benefit from our technology without paying for it. We rely on a combination of trademark, trade secret, copyright law and contractual restrictions to protect the proprietary aspects of our technology. We seek to protect the source code to our software, documentation and other written materials under trade secret and copyright laws. While we actively take steps to protect our proprietary rights, such steps may not be adequate to prevent the infringement or misappropriation of our intellectual property. This is particularly the case in China where the laws may not protect our proprietary rights as fully as in the United States.

We license our software products under signed license agreements that impose restrictions on the licensee’s ability to utilize the software and do not permit the re-sale, sublicense or other transfer of the software. Finally, we seek to avoid disclosure of our intellectual property by requiring employees and independent consultants to execute confidentiality agreements with us.

Although we develop our software products, each is based upon middleware developed by third parties. We integrate this technology, licensed by our customers from third parties in our software products. If our customers are unable to continue to license any of this third party software, or if the third party licensors do not adequately maintain or update their products, we would face delays in the releases of our software until equivalent technology can be identified, licensed or developed, and integrated into our software products. These delays, if they occur, could harm our business, operating results and financial condition.

There has been a substantial amount of litigation in the software industry regarding intellectual property rights. It is possible that in the future third parties may claim that our current or potential future software solutions infringe their intellectual property. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlap. In addition, we may find it necessary to initiate claims or litigation against third parties for infringement of our proprietary rights or to protect our trade secrets. Although we may disclaim certain intellectual property representations to our customers, these disclaimers may not be sufficient to fully protect us against such claims. We may be more vulnerable to patent claims since we do not have any issued patents that we can assert defensively against a patent infringement claim. Any claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or license agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could have a material adverse effect on our business, operating results and financial condition.

Our standard software license agreements contain an infringement indemnity clause under which we agree to indemnify and hold harmless our customers and business partners against liability and damages arising from claims of various copyright or other intellectual property infringement by our products. We have never lost an infringement claim and our costs to defend such lawsuits have been insignificant. Although it is possible that in the future third parties may claim that our current or potential future software solutions or we infringe on their intellectual property, we do not currently expect a significant impact on our business, operating results, or financial condition.

China’s Intellectual Property Rights Enforcement System

In 1998, China established the State Intellectual Property Office (“SIPO”) to coordinate China’s intellectual property enforcement efforts. SIPO is responsible for granting and enforcing patents, as well as coordinating intellectual property rights related to copyrights and trademarks. Protection of intellectual property in China follows a two-track system. The first track is administrative in nature, whereby a holder of intellectual property rights files a complaint at a local administrative office. Determining which intellectual property agency can be confusing, as jurisdiction of intellectual property matters is diffused throughout a number of government agencies and offices, which each typically responsible for the protection afforded by one statute or one specific area of intellectual property-related law. The second track is a judicial track, whereby complaints are filed through the Chinese court system.

Since 1993, China has maintained various intellectual property tribunals. The total volume of intellectual property related litigation, however, remains small.

Although there are differences in intellectual property rights between the United States and China, of most significance to our company is the inexperience of China in connection with the development and protection of intellectual property rights. Similar to the United States, China has chosen to protect software under copyright law rather than trade secrets, patent or contract law. As such, we will attempt to protect our most significant asset (software) pursuant to Chinese laws that have only recently been adopted. Unlike the United States, which has lengthy case law related to the interpretation and applicability of intellectual property law, China is currently in the process of developing such interpretations.

Regulation on Software Products

On October 27, 2000, the Ministry of Information Industry issued the Administrative Measures on Software Products, or the Software Measures, to strengthen the regulation of software products and to encourage the development of the Chinese software industry. Under the Software Measures, a software developer must have all software products imported into or sold in China tested by a testing organization approved by the Ministry of Information Industry. The software products must be registered with the Ministry of Information Industry or with its provincial branch. The sale of unregistered software products in China is forbidden. Software products can be registered for five years, and the registration is renewable upon expiration.

Regulation of Intellectual Property Rights

China has adopted legislation governing intellectual property rights, including trademarks and copyrights. China is a signatory to the main international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the WTO in December 2001.

Copyright. China adopted its first copyright law in 1990. The National People’s Congress amended the Copyright Law in 2001 to widen the scope of works and rights that are eligible for copyright protection. The amended Copyright Law extends copyright protection software products, among others. In addition, there is a voluntary registration system administered by the China Copyright Protection Center. Unlike patent and trademark registration, copyrighted works do not require registration for protection. Protection is granted to individuals from countries belonging to the copyright international conventions or bilateral agreements of which China is a member.

Trademark. The Chinese Trademark Law, adopted in 1982 and revised in 1993 and 2001, protects registered trademarks. The Trademark Office under the Chinese State Administration for Industry and Commerce handles trademark registrations and grants a term of ten years to registered trademarks. Trademark license agreements must be filed with the Trademark Office for record. China has a “first-to-register” system that requires no evidence of prior use or ownership. We have registered a number of our product names with the Trademark Office.

Regulations on Foreign Exchange

Foreign Currency Exchange. Pursuant to the Foreign Currency Administration Rules promulgated in 1996 and amended in 1997 and various regulations issued by State Administration of Foreign Exchange, or the SAFE, and other relevant PRC government authorities, RMB is freely convertible only to the extent of current account items, such as trade related receipts and payments, interests and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, require prior approval from the SAFE or its provincial branch for conversion of RMB into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside the PRC. Payments for transactions that take place within the PRC must be made in RMB. Unless otherwise approved, PRC companies must repatriate foreign currency payments received from abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks subject to a cap set by SAFE or its local counterpart. Unless otherwise approved, domestic enterprises must convert all of their foreign currency receipts into RMB.

Dividend Distribution. The principal regulations governing divided distributions by wholly foreign-owned enterprises and Sino-foreign equity joint ventures include:

•	Wholly Foreign-Owned Enterprise Law (1986), as amended;

•	Wholly Foreign-Owned Enterprise Law Implementing Rules (1990), as amended;

•	Sino-foreign Equity Joint Venture Enterprise Law (1979), as amended; and

•	Sino-foreign Equity Joint Venture Enterprise Law Implementing Rules (1983), as amended.

Under these regulations, wholly foreign-owned enterprises and Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, these foreign-invested enterprises are required to set aside certain amounts of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends.

Regulation of foreign exchange in certain onshore and offshore transactions. Under recent notices issued by the PRC State Administration of Foreign Exchange, or SAFE, PRC residents are required to register with and receive approvals from SAFE in connection with offshore investment activities. SAFE has stated that the purpose of these notices is to ensure the proper balance of foreign exchange and the standardization of cross-border flow of funds.

In January 2005, SAFE issued a notice stating that SAFE approval is required for any sale or transfer by PRC residents of a PRC company’s assets or equity interests to foreign entities in exchange for the equity interests or assets of the foreign entities. The notice also states that, when registering with the foreign exchange authorities, a PRC company acquired by an offshore company must clarify whether the offshore company is controlled or owned by PRC residents and whether there is any share or asset link between or among the parties to the acquisition transaction.

In April 2005, SAFE issued another notice further explaining and expanding upon the January notice. The April notice clarified that, where a PRC company is acquired by an offshore company in which PRC residents directly or indirectly hold shares, such PRC residents must (i) register with the local SAFE branch regarding their respective ownership interests in the offshore company, even if the transaction occurred prior to the January notice, and (ii) file amendments to such registration concerning any material events of the offshore company, such as changes in share capital and share transfers. The April notice also expanded the statutory definition of the term “foreign acquisition,” making the notices applicable to any transaction that results in PRC residents directly or indirectly holding shares in the offshore company that has an ownership interest in a PRC company. The April notice also provided that failure to comply with the registration procedures set forth therein may result in the imposition of restrictions on the PRC company’s foreign exchange activities and its ability to distribute profits to its offshore parent company.

On October 21, 2005, SAFE issued a new public notice concerning PRC residents’ investments through offshore investment vehicles. This notice took effect on November 1, 2005 and replaces prior SAFE notices on this topic. According to the November 2005 notice:

•

any PRC resident that created an off-shore holding company structure prior to the effective date of the November notice must submit a registration form to a local SAFE branch to register his or her ownership interest in the offshore company on or before May 31, 2006;

•	any PRC resident that purchases shares in a public offering of a foreign company would also be required to register such shares an notify SAFE of any change of their ownership interest; and

•	following the completion of an off-shore financing, any PRC shareholder may transfer proceeds from the financing into China for use within China.

In accordance with the October 2005 notice, on August 6, 2007, our PRC shareholders previously filed appropriate registration materials with their local SAFE offices.

As a Cayman Islands company and, therefore, a foreign entity, if we purchase the assets or equity interest of a PRC company owned by PRC residents, such PRC residents will be subject to the registration procedures described in the notices. Moreover, PRC residents who are beneficial holders of our shares are required to register with SAFE in connection with their investment in us.

As a result of the lack of implementing rules and other uncertainties concerning how the SAFE notices will be interpreted or implemented, we cannot predict how they will affect our business operations or future strategy. For example, our present or prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as remittance of dividends and foreign currency denominated borrowings, may be subject to compliance with SAFE registration requirements by such PRC residents, over whom we have no control. Although each of our shareholders has made the requisite filings, we have no control over the outcome of such registration procedures. Such uncertainties may adversely affect our business and prospects.

Employees

As of August 12, 2008 we had 87 employees, all of whom were based in China. Of the total, 10 were in management, 16 were in technical support, 23 were in research and development, 20 were engaged in sales and marketing, 9 were in financial affairs, and 9 were in administration. We believe that our relations with our employees are good. We have never had a work stoppage, and our employees are not subject to a collective bargaining agreement.

Facilities

We currently operate in three facilities throughout China. Our headquarters are located in Nanjing. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Commercial Commitments.”

Office	Address	Rental Term	Space
Nanjing Recon	Yongfeng Mansion, 14th Floor No. 123 Jiqing Road Nanjing City, PRC	5 years	440 square meters

BHD	Jinglongguoji Mansion, 18th Floor Chaoyang District, Beijing, PRC	5 years	450 square meters

ENI	Torch Industrial Garden 4th Building Jining, Shandong Province, PRC	5 years	200 square meters

MANAGEMENT

Executive Officers and Directors

The following table sets forth our executive officers and directors, their ages and the positions held by them:

Name	Age	Position Held
Mr. Yin Shenping	37	Chief Executive Officer and Director
Ms. Frances Zheng	39	Chief Financial Officer
Mr. Chen Guangqiang	43	Chief Technology Officer and Director
Mr. Li Hongqi	34	Chief Marketing Officer and Director
Mr. Dennis O. Laing	62	Director
Mr. Nelson N.S. Wong	44	Director
Mr. Hu Jijun	43	Director
Mr. Liao Xiaorong	38	Director

Yin Shenping. Mr. Yin is our Chief Executive Officer. Mr. Yin founded NRT in 2003 and has been the Chief Executive Officer since that time. Prior to founding NRT, Mr. Yin served as a sales manager for Fujian Haitian Network Company from 1992 through 1994. Mr. Yin has founded and operated a number of companies: Xiamen Hengda Haitian Computer Network Co., Ltd. (1994), Baotou Hengda Haitian Computer Network Co., Ltd. (1997) and Beijing Jingke Haitian Electronic Technology Development Co., Ltd. (1999), and Jingsu Huasheng Information Technology Co., Ltd. (2000). In 2000, Mr. Yin merged the former Nanjing Kingsley Software Engineering Co., Ltd. into Nanjing Recon. Mr. Yin received his bachelor’s degree in 1991 from Nanjing Agricultural University in information systems.

Frances Zheng. Ms. Zheng has served as our Chief Financial Officer since 2008. Ms. Zheng was the Purchasing Manager for Hilton Nanjing International Hotel from 2000 through 2006. In 2006, Ms. Zheng was a Purchasing Manager and Cost Accountant for Renaissance Suzhou Hotel, China. From 2006 through 2008, Ms. Zheng served as Assistant Financial Controller for Hilton Hefei. Ms. Zheng received her bachelor’s degree in 1991 from Nanjing JinLing Vocational University.

Chen Guangqiang. Mr. Chen has served as our Chief Technology Officer since 2003. Mr. Chen was a geological engineer for the Fourth Oil Extraction Plant of Huabei Oil Field from 1985 through 1993. From 1993 through 1999, Mr. Chen was a chief engineer for Xinda Company, CNPC Development Bureau. From 1999 through 2003, Mr. Chen served as the general manager of Beijing Adar Petroleum Technology Co., Ltd. Mr. Chen received his bachelor’s degree in 1985 from Southwest Petroleum Institute.

Li Hongqi. Mr. Li serves as our Chief Marketing Officer. He founded Jining ENI Energy & Technology Co., Ltd. and served as Chief Marketing Officer since 2003. Mr. Li served as a sales manager for Beijing ITL Fiber-Optic Communication Technology Company from 1994 through 1997. Mr. Li served as a vice sales president for Beijing Oil-Land Trade Company from 1998 through 2003. Mr. Li received his bachelor’s degree in 1994 from the Second Artillery Force Commands Institute.

Nelson N.S. Wong. Mr. Wong joined our Board of Directors in 2008. Mr. Wong joined the Vigers Group in 1990 and became its Vice Chairman and CEO in 1993. In 1995 Mr. Wong established the CAN Group, where he continues to serve as the Chairman and Managing Partner. Mr. Wong received a bachelor’s degree in arts from the PLA Institute of International Relations in Nanjing in 1983.

Hu Jijun. Mr. Hu joined our Board of Directors in 2008. From 1988 to 2003, Mr. Hu served in a variety of positions at our No. 2 test-drill plant, including technician of installation, assets equipment work, electrical installation, control room production dispatcher, Deputy Chief Engineer of the Technology Battalion, and Deputy Director of Production. From 2003 to 2005 he served as Head of the Integrated Battalion and he is currently the Head of the Transport Battalion, Senior Electric Engineer. Mr. Hu graduated as an automated professional from the China University of Petroleum in 1988.

Liao Xiaorong. Mr. Liao joined our Board of Directors in 2008. From 1992 to 1993, Mr. Liao worked for the Liaohe Oilfield. From 1993 to 1995 Mr. Liao served in the Storage and Transportation Room of the Liaohe Oilfield Design Institute. He is currently serving as a Senior Engineer of Petroleum Engineering for the Southwest Oil and Gas Branch of Sinopec. Mr. Liao received his degree in oil and gas storage and transportation projects from Southwest Petroleum University.

Dennis O. Laing. Mr. Laing joined our Board of Directors in 2008. Mr. Laing has practiced law in Richmond, Virginia for over 30 years. Mr. Laing’s law practice centers upon business and corporate law with special interest in energy, healthcare and technology sectors. Mr. Laing received a bachelor’s degree in government from the University of Virginia and a law degree from the University of Richmond. Mr. Laing currently serves as a director of e-Future Information Technology Inc., an enterprise solutions software and services company that is listed on the NASDAQ Capital Market, and Sino-Global Shipping America, Ltd., a shipping agency that is listed on the NASDAQ Capital Market.

Executive Compensation

The following table shows the annual compensation paid by us to Mr. Yin Shenping, our principal executive officer, for the years ended June 30, 2006 and 2007. No other officer had total compensation during either of the previous two years of more than $100,000.

Summary Compensation Table

Name	Year	Salary	Bonus	All Other Compensation	Total(1)
Yin Shenping	2007	$80,000	$—	$—	$80,000

Chief Executive Officer (Principal Executive Officer)	2006	$70,000	$—	$—	$70,000

(1)	Mr. Yin did not receive any payments during 2007 or 2006 other than a base salary. Accordingly, we have omitted columns for other potential compensation categories.

Stock Option Pool

We have established a pool for stock options for our employees. This pool will contain up to [            ] options to purchase our ordinary shares, subject to a limit of 10% of the number of ordinary shares outstanding at the conclusion of this offering. The options will vest at a rate of 20% per year for five years and have an exercise price of the market price of our shares on the date the options are granted. Our Board of Directors and shareholders have adopted a stock option plan to be implemented following the closing of this offering. We expect to grant options to certain employees as of the closing of this offering; however, we have not yet determined the number of options or the individuals to whom to grant such options. Any options granted as of the closing of this offering will have an exercise price of $[            ] per option.

Board of Directors and Board Committees

Our board of directors currently consists of seven (7) members. We expect that all current directors will continue to serve after this offering. There are no family relationships between any of our executive officers and directors.

The directors will be divided into three classes, as nearly equal in number as the then total number of directors permits. Class I directors shall face re-election at our annual general meeting of shareholders in 2008 and every three years thereafter. Class II directors shall face re-election at our annual general meeting of shareholders in 2009 and every three years thereafter. Class III directors shall face re-election at our annual general meeting of shareholders in 2010 and every three years thereafter.

If the number of directors changes, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible. Any additional directors of a class elected to fill a vacancy resulting from an increase in such class will hold office for a term that coincides with the remaining term of that class. Decreases in the number of directors will not shorten the term of any incumbent director. These board provisions could make it more difficult for third parties to gain control of our company by making it difficult to replace members of the Board of Directors.

A director may vote in respect of any contract or transaction in which he is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof that a director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting.

Currently, three committees have been established under the board: the audit committee, the compensation committee and the nominating committee. The audit committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The compensation committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The corporate governance committee of the board of directors is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues.

There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Board of Directors Observers

In connection with this offering, we have agreed to allow our placement agent to designate two non-voting observers to our Board of Directors until the earlier of the date that:

•	the investors that purchase shares in this offering beneficially own less than 10% of our outstanding shares; or

•	the trading price per share is at least $[ ] per share, four times of our initial public offering price, for any consecutive 15 trading day period.

Although our placement agent’s observers will not be able to vote, they may nevertheless significantly influence the outcome of matters submitted to the Board of Directors for approval. We have agreed to reimburse the observers for their expenses for attending our Board meetings, subject to a maximum reimbursement of $6,000 per meeting and $12,000 annually per observer. As of the date of this prospectus, Mr. L. McCarthy Downs, III and Mr. Zhu Ming are serving as our placement agent’s observers to our Board of Directors.

We have no other arrangement or understandings pursuant to which any of our other directors are selected or nominated.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to the company to act in good faith in their dealings with or on behalf of our company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to personally profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

In general, the Companies Law imposes various duties on officers of a company with respect to certain matters of management and administration of the company. The Companies Law imposes fines on persons who fail to satisfy those requirements or the company itself. However, in many circumstances, an individual is only liable if he is knowingly guilty of the default or knowingly and willfully authorizes or permits the default. In comparison, under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. In addition, under Delaware law, a party challenging the propriety of a decision of the directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule protects the directors and their decisions, and their business judgments will not be second guessed. If the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Director Compensation

All directors hold office until the expiration of their respective terms and until their successors have been duly elected and qualified. There are no family relationships among our directors or executive officers. Officers are elected by and serve at the discretion of the Board of Directors. Employee directors do not receive any compensation for their services. Non-employee directors are entitled to receive $2,000 per Board of Directors meeting attended. In addition, non-employee directors are entitled to receive compensation for their actual travel expenses for each Board of Directors meeting attended.

Employment Agreements

Under Chinese law, we may only terminate employment agreements without cause and without penalty by providing notice of non-renewal one month prior to the date on which the employment agreement is scheduled to expire. If we fail to provide this notice or if we wish to terminate an employment agreement in the absence of cause, then we are obligated to pay the employee one month’s salary for each year we have employed the employee. We are, however, permitted to terminate an employee for cause without penalty to our company, where the employee has committed a crime or the employee’s actions or inactions have resulted in a material adverse effect to us.

Limitation of Director and Officer Liability

Pursuant to our Memorandum and Articles of Association, every director or officer and the personal representatives of the same shall be indemnified and secured harmless out of our assets and funds against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him or her in or about the conduct of our business or affairs or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. No such director or officer will be liable for: (a) the acts, receipts, neglects, defaults or omissions of any other such Director or officer or agent; or (b) any loss on account of defect of title to any of our property; or (c) account of the insufficiency of any security in or upon which any of our money shall be invested; or (d) any loss incurred through any bank, broker or other similar person; or (e) any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his or her part; or (f) any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers authorities, or discretions of his or her office or in relation thereto, unless the same shall happen through his or her own dishonesty.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our ordinary shares as of August 12, 2008 and as adjusted to reflect the sale of the ordinary shares offered by us in this offering, for each person known by us to beneficially own 5% or more of our ordinary shares, and all of our executive officers and directors individually and as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership is based on [            ] shares outstanding as of August 12, 2008, and [            ] ordinary shares (minimum offering) and [            ] ordinary shares (maximum offering) outstanding after completion of this offering. Our major shareholders do not possess voting rights that differ form our other shareholders. The address of each of the below shareholders is c/o Recon Technology Ltd, Room 1401 Yong Feng Mansion, 123 Jiqing Road, Nanjing, People’s Republic of China 210006.

	Amount of Beneficial Ownership	Percentage Ownership Before Offering	Percentage Ownership After Minimum Offering		Percentage Ownership After Maximum Offering
Mr. Yin Shenping			[	]	[	]
Mr. Li Hongqi			[	]	[	]
Mr. Chen Guangqiang			[	]	[	]

RELATED PARTY TRANSACTIONS

Receivables from Related Parties

As of March 31, 2008, we had a related party receivable from a company under common ownership for the sale of goods and services totaling ¥516,614.

At June 30, 2007, our receivables from related parties totaled ¥376,027. Out of this total, ¥207,543 was from one company under common ownership for the sale of goods and services, and ¥168,484 was from another company under common ownership for the sale of goods and services.

At June 30, 2006, we did not have any receivables from related parties.

Payable to Related Parties

As of March 31, 2008, we owed ¥310,000 to related parties. ¥260,000 of this total was due to one company under common ownership for loan payments made on behalf of the company and ¥50,000 was due to another company under common ownership for loan payments made on behalf of the company.

As of June 30, 2007, we owed ¥311,966 to related parties. ¥261,966 of this total was due to one company under common ownership for loan payments made on behalf of the company and ¥50,000 was due to another company under common ownership for loan payments made on behalf of the company.

As of June 30, 2006, we owed ¥1,313,564 to related parties. ¥641,958 of this total was due to one company under common ownership for the payment of expenses made on behalf of the company, ¥521,966 was due to another company under common ownership for payment of expenses made on behalf of the company and ¥150,000 was due to a company under common ownership for loan payments made on behalf of the company.

Contractual Arrangements with Domestic Companies and their Shareholders

We operate our business in China through a series of contractual arrangements with the Domestic Companies and their shareholders. For a description of these contractual arrangements, see “Our Corporate Structure – Contractual Arrangements with Domestic Companies and their Shareholders.”

Relationship with our Placement Agent

In connection with this offering, we have agreed to allow our placement agent to designate two non-voting observers to our Board of Directors until the earlier of the date that:

•	the investors that purchase shares in this offering beneficially own less than 10% of our outstanding shares; or

•	the trading price per share is at least $[ ] per share, four times our initial public offering price, for any consecutive 15 trading day period.

Mr. Downs, our placement agent’s Senior Vice President, currently serves as one of the placement agent’s observers to our Board of Directors. Our placement agent’s observers may impact the decisions of our Board of Directors. The Corporate Governance Committee of our Board of Directors, which is comprised solely of independent directors, must approve any future transaction with our affiliates.

Future Related Party Transactions

The Corporate Governance Committee of our Board of Directors must approve all related party transactions. All material related party transactions will be made or entered into on terms that are no less favorable to us than can be obtained from unaffiliated third parties. Related party transactions that we have previously entered into were not approved by independent directors, as we had no independent directors at that time.

DESCRIPTION OF SHARE CAPITAL

Our authorized capital stock consists of 5,000,000 ordinary shares, par value $0.001 per share. As of the date of this prospectus, 1,750,000 ordinary shares are issued and outstanding. An additional [            ] shares of ordinary shares have been reserved for issuance upon exercise of outstanding options. The following summary description relating to our capital stock does not purport to be complete and is qualified in its entirety by our Memorandum and Articles of Association.

Ordinary Shares

Holders of ordinary shares are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of ordinary shares are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and subject to any preference of any then authorized and issued preferred stock. See “Dividend Policy.” Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of ordinary shares are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company, subject to any preference of any then authorized and issued preferred stock. There are no conversion, redemption or sinking fund provisions applicable to the ordinary shares. All outstanding ordinary shares are fully paid and nonassessable.

Limitations on the Right to Own Shares

There are no limitations on the right to own our ordinary shares.

Limitations on Transfer of Shares

Our Articles of Association gives our directors, at their discretion, the right to decline to register any transfer of shares.

Disclosure of Shareholder Ownership

There are no provisions in our Memorandum of Association or Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in Capital

We may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe. The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital. We may by ordinary resolution:

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination;

•

in many circumstances, sub-divide our existing shares, or any of them, into shares of smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share form which the reduced share is derived; and

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital and any capital redemption reserve fund in any manner authorized by law.

Differences in Corporate Law

The Cayman Islands Companies Law is modeled after English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and, for comparison purposes, the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and similar arrangements

Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the dual majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted (within four months) by holders of not less than 90.0% of the shares affected, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion. If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of a Delaware corporation, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ suits

We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, the company itself will normally be the proper plaintiff in actions against directors, and derivative actions may not generally be brought by a minority shareholder. However, based on English authorities, who would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, required a special resolution, which was not obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third-party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. Cayman Islands law and our articles of association allow our shareholders holding not less than 10% of the paid up voting share capital of the Company to requisition a shareholder’s meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our articles of association require us to call such meetings.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors can be removed with cause or by the vote of holders of a majority of our shares, cast at a general meeting, or the unanimous written resolution of all shareholders.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law of the Cayman Islands and our articles of association, our company may be voluntarily dissolved, liquidated or wound up only by the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders. In addition, our company may be wound up by the Grand Court of the Cayman Islands if the company is unable to pay its debts or if the court is of the opinion that it is just and equitable that our company is wound up.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class or unanimous written resolution, provided that if such variation has the effect of altering our articles of association, the variation will need to be approved in the manner described under the heading “Amendment of governing documents.”

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our memorandum and articles of association may only be amended with the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Indemnification of directors and executive officers and limitation of liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud or default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable as a matter of United States law.

Rights of non-resident or foreign shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Inspection of books and records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or corporate records except our memorandum and articles of association. However, we will provide our shareholders with annual audited consolidated financial statements.

Stock Option Plans

Our Board of Directors and shareholders have approved a stock option plan to be implemented following the completion of this offering. This plan authorizes the issuance of up to 10% of the number of ordinary shares outstanding after this offering. Pursuant to this plan, we may issue options to purchase our ordinary shares to our employees and directors (other then the director nominated by our placement agent). The Compensation Committee of the Board of Directors will administer the plan. The options will have exercise prices equal to the fair market value of our ordinary shares on the date of grant. In addition, the options will vest over five years (20% per year) and have terms of ten years.

Certain Effects of Authorized but Unissued Stock

Assuming a maximum offering, after this offering, we will have [            ] ordinary shares remaining authorized but unissued. Authorized but unissued ordinary shares are available for future issuance without shareholder approval. Issuance of these shares will dilute your percentage ownership in us.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our ordinary shares, and a liquid trading market for our ordinary shares may not develop or be sustained after this offering. Future sales of substantial amounts of ordinary shares, including shares issued upon exercise of outstanding options and exercise of the warrants offered in this prospectus in the public market after this offering or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Upon the completion of a maximum offering, we will have outstanding [            ] ordinary shares, assuming no exercise of outstanding options. Of these shares, the ordinary shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The remaining approximately 1,750,000 ordinary shares outstanding will be restricted shares held by existing shareholders.

Lock-Up Agreements

The ordinary shares held by our officers and directors are subject to lock-up agreements. These lock-up agreements provide that the shareholder will not offer, sell, contact to sell, grant an option to purchase, effect a short sale or otherwise dispose of or engage in any hedging or other transaction that is designed or reasonably expected to lead to a disposition of ordinary shares or any option to purchase ordinary shares or any securities exchangeable for or convertible into ordinary shares for a period of 190 days after the date of this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of our company at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares for at least six months, would be entitled to sell within any three-month period a number of our common shares that does not exceed the greater of 1% of the then outstanding common shares or the average weekly trading volume of common shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his or her common shares for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the public information provision of Rule 144 until our common shares have been held for one year.

Rule 701

Securities issued in reliance on Rule 701 are also restricted and may be sold by shareholders other than affiliates of our company subject only to manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its six-month holding period requirement.

TAXATION

The following sets forth the material Cayman Islands and U.S. federal income tax consequences of an investment in our ordinary shares. It is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands are not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, we have obtained an undertaking from the Governor-in-Council:

•	that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

•	that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on the shares, debentures or other of our obligations.

The undertaking for us is for a period of twenty years from August 21, 2007.

U.S. Federal Income Taxation

The following discussion describes the material U.S. federal income tax consequences to you if you are a U.S. Holder (as defined below) of an investment in the ordinary shares and you hold the ordinary shares as capital assets. This discussion is based on the tax laws of the United States as in effect on the date of this prospectus, including the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations in effect as of the date of this prospectus and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply on a retroactive basis and could affect the tax consequences described below.

The following discussion does not deal with the U.S. federal income tax consequences relevant to you if you are in a special tax situation such as:

•	banks;

•	certain financial institutions;

•	insurance companies;

•	broker dealers;

•	U.S. expatriates;

•	traders that elect to mark-to-market;

•	tax-exempt entities;

•	persons that have a functional currency other than the U.S. dollar;

•	persons liable for alternative minimum tax;

•	persons holding an ordinary share as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of our voting stock; or

•	persons holding ordinary shares through partnerships or other pass-through entities.

Prospective purchasers are urged to consult their tax advisors about the application of the U.S. Federal Income Tax Rules to their particular circumstances as well as the state, local and foreign tax consequences to them of the purchase, ownership and disposition of ordinary shares.

For purposes of this discussion, you are a U.S. Holder if you are a beneficial owner of ordinary shares and you are, for U.S. federal income tax purposes,

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any State thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) was in existence on August 20, 1996, was treated as a U.S. person under the Internal Revenue Code on the previous day and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are a partner in a partnership or other entity taxable as a partnership that holds ordinary shares, your tax treatment will depend on your status and the activities of the partnership. If you are a partner of a partnership holding our ordinary shares, you should consult your tax advisor regarding the U.S. federal income tax consequences to you of the purchase, ownership and disposition of our ordinary shares.

Taxation of dividends and other distributions on the ordinary shares

Subject to the passive foreign investment company rules discussed below, the gross amount of all our distributions to you with respect to the ordinary shares will be included in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

If you are a non-corporate U.S. Holder, including an individual, for taxable years beginning before January 1, 2011, dividends may constitute “qualified dividend income” which is taxed at the lower long-term capital gains rate provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under Internal Revenue Service authority, our ordinary shares are considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the New York Stock Exchange. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares.

Dividends will constitute foreign source income for U.S. foreign tax credit limitation purposes. For this purpose, dividends distributed by us with respect to the ordinary shares will be “passive income” or, in the case of certain U.S. Holders, “financial services income” for taxable years beginning on or before January 1, 2007. For taxable years beginning after December 31, 2006, dividends distributed by us with respect to ordinary shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that any distribution we make will be treated as a dividend.

Taxation of disposition of shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ordinary share equal to the difference between the amount realized for the ordinary share and your tax basis in the ordinary share. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual, who has held the ordinary share for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Passive foreign investment company

We do not believe that we were a passive foreign investment company, or PFIC, for the taxable year ended June 30, 2007, and we do not expect to be a PFIC for our current taxable year ending June 30, 2008. However, our actual PFIC status will not be determinable until the close of our current taxable year. Accordingly, there is no guarantee that we will not be a PFIC for the current taxable year. However, we must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC to you for all succeeding years during which you hold ordinary shares.

A non- U.S. corporation is considered to be a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income, or

•	at least 50% of the average quarterly value of its assets during a taxable year is derived from assets that produce, or that are held for the production of, passive income.

We will be treated as owning a proportionate share of the assets and earnings and a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

In applying the asset test described above, the value of our assets will be deemed to be equal to the sum of the aggregate value of our outstanding equity plus our liabilities. For purposes of the asset test, our goodwill, which is measured as the sum of the aggregate value of outstanding equity plus liabilities, less the value of known assets, should be treated as a non-passive asset. Therefore, a decrease in the market price of our ordinary shares and associated decrease in the value of our goodwill would cause a reduction in the value of our non-passive assets for purposes of the asset test. If there is such a reduction in goodwill and the value of our non-passive assets, the percentage of the value of our assets that is attributable to passive assets may increase, and if such percentage, based on an average of the quarterly values during a taxable year, exceeds 50%, we will be a PFIC for such taxable year. Accordingly, fluctuations in the market price of our shares may result in us being a PFIC for any year. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering.

If we are a PFIC for any taxable year during which you hold ordinary shares, dividends paid by us to you will not be eligible for the reduced rate of taxation applicable to non-corporate U.S. Holders, including individuals. See “Taxation of dividends and other distributions on the ordinary shares” above. Additionally, you will be subject to special tax rules, discussed below, with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period prior to the current year for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably on a daily basis over your holding period for the ordinary shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income, and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Alternatively, if the ordinary shares constitute “marketable stock” in a PFIC, you may make a mark-to-market election for the ordinary shares to elect out of the tax treatment discussed in the two preceding paragraphs. We expect that our ordinary shares will qualify as marketable stock for U.S. federal income tax purposes. Marketable stock is stock that is regularly traded in other than de minimis quantities on a qualified exchange, which includes the New York Stock Exchange. If you make a mark-to-market election for the ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. The tax rules that apply to distributions by corporations that are not PFICs would apply to distributions by us.

In addition, we do not intend to prepare or provide you with the information necessary to make a “qualified electing fund” election.

If you hold ordinary shares in any year in which we are a PFIC, you will be required to file Internal Revenue Service Form 8621 regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ordinary shares.

Information reporting and backup withholding

Dividend payments with respect to ordinary shares and proceeds from the sale, exchange or redemption of ordinary shares may be subject to information reporting to the Internal Revenue Service and possible backup withholding at a current rate of 28%. Backup withholding will not apply, however, if you are a corporation or other exempt recipient or if you furnish a correct taxpayer identification number and make any other required certification. If you are required to establish your exempt status, you must provide such certification on Internal Revenue Service Form W-9. You are urged to consult your tax advisor regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information in a timely manner.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands because of the following benefits found there:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and political and economic stability;

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

We have been advised that there is uncertainty as to whether the courts of the Cayman Islands or China would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in the Cayman Islands or China against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

Jingtian & Gongcheng has advised us further that the recognition and enforcement of foreign judgments are provided for under Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions.

PLACEMENT

We have engaged Anderson & Strudwick, Incorporated to conduct this offering on a “best efforts, minimum/maximum” basis. The offering is being made without a firm commitment by the placement agent, which has no obligation or commitment to purchase any of our Shares. Although they have not formally committed to do so, our affiliates may opt to purchase ordinary shares in connection with this offering. To the extent such individuals invest, they will purchase our shares with investment intent and without the intent to resell. Any ordinary shares purchased by our affiliates shall contribute to the calculation of whether we have achieved our minimum offering. We have not placed limits on the number of ordinary shares eligible to be purchased by our affiliates.

Unless sooner withdrawn or canceled by either us or the placement agent, the offering will continue until the earlier of (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) June 1, 2009 (the “Offering Termination Date”). Until the closing of the offering, all proceeds from the sale of the ordinary shares will be deposited in escrow with SunTrust Bank (the “Escrow Agent”). Investors must pay in full for all ordinary shares at the time of investment. Proceeds deposited in escrow with the Escrow Agent may not be withdrawn by investors prior to the earlier of the closing of the offering or the Offering Termination Date. If the offering is withdrawn or canceled or if the [            ] share minimum offering are not sold and proceeds therefrom are not received by us on or prior to the Offering Termination Date, all proceeds will be promptly returned by the Escrow Agent without interest or deduction to the persons from which they are received (within one business day) in accordance with applicable securities laws.

Pursuant to that certain placement agreement by and between the placement agent and us, the obligations of the placement agent to solicit offers to purchase the ordinary shares and of investors solicited by the placement agent to purchase the ordinary shares are subject to approval of certain legal matters by counsel to the placement agent and to various other conditions which are customary in a transactions of this type, including, that, as of the closing of the offering, there shall not have occurred (a) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the publication of quotations on the NASDAQ Stock Market (National Market System or Capital Market); (ii) a general moratorium on commercial banking activities in the State of New York or China; (iii) the engagement by the United States or China in hostilities which have resulted in the declaration of a national emergency or war if any such event would have a material adverse effect, in the placement agent’s reasonable judgment, as to make it impracticable or inadvisable to proceed with the solicitation of offers to consummate the offering with respect to investors solicited by the placement agent on the terms and conditions contemplated herein.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the placement agent may be required to make in respect of those liabilities.

The placement agent is offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by it, subject to conditions contained in the placement agreement, such as the receipt by the placement agent of officers’ certificates and legal opinions. The placement agent reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The placement agent intends to offer our ordinary shares to its retail customers in states whereby we have qualified the issuance of such shares.

Commissions and Discounts

The placement agent has advised us that it proposes to offer the ordinary shares to the public at the initial public offering price on the cover page of this prospectus.

The following table shows the public offering price, placement discount to be paid by us to the placement agent and the proceeds, before expenses, to us.

	Per Share			Minimum Offering	Maximum Offering
Public offering price	$	[	]	$8,000,000	$10,000,000
Placement discount	$	[	]	$640,000	$800,000
Proceeds to us, before expenses	$	[	]	$7,360,000	$9,200,000

The expenses of this offering, not including the placement discount, are estimated at $[            ] and are payable by us. The placement agent may offer the ordinary shares to certain securities dealers at the public offering price, less a concession not in excess of $[            ] per ordinary share. The placement agreement further provides that the placement agent will receive from us non-accountable expense allowance of 1.0% of the aggregate public offering price of the ordinary shares, which allowance amounts to $100,000 assuming the closing of a maximum offering.

Placement Agent’s Warrants

We have agreed to sell to the placement agent at a price of $0.001 per warrant, placement agent’s warrants to purchase 10% of the number of shares issued by us in connection with the offering. The placement agent’s warrants will be exercisable at 120% of the offering price per ordinary share for a period of five years. The placement agent’s warrants may not be sold, transferred, pledged, assigned or hypothecated for a period of 180 days after the date of this prospectus, except to officers or partners and stockholders of the placement agent. We have agreed to file, during the five year period commencing on the date of this prospectus at our cost, at the request of the holders of a majority of the placement agents warrants and the underlying ordinary shares, and to use our best efforts to cause to become effective a registration statement under the Securities Act, as required to permit the public sale of ordinary shares issued or issuable upon exercise of the placement agent’s warrants.

For the life of the placement agent’s warrants, the holders thereof are given, at nominal costs, the opportunity to profit from a rise in the market price of our ordinary shares with a resulting dilution in the interest of other shareholders. Further, the holders may be expected to exercise the placement agent’s warrant at a time when we would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided in the placement agent’s warrants.

Lock-Up Agreements

Each of our existing shareholders has agreed with us not to sell or otherwise transfer any ordinary shares for 190 days after the date of this prospectus. Specifically, we and our shareholders have agreed not to directly or indirectly:

•	offer, pledge, sell, contract to sell or otherwise dispose of any ordinary shares;

•	sell any option or contract to purchase any ordinary shares;

•	purchase any option or contract to sell any ordinary shares;

•	grant any option, right or warrant for the sale of any ordinary shares, except pursuant to our stock option plan;

•	lend or otherwise dispose of or transfer any ordinary shares;

•	request or demand that we file a registration statement related to any of our ordinary shares;

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any ordinary shares whether any such swap or transaction is to be settled by delivery of ordinary shares or other securities, in cash or otherwise.

These lock-up agreements apply to our ordinary shares and to securities convertible into, or exchangeable or exercisable for, or repayable with, our ordinary shares. It also applies to our ordinary shares owned now acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Market and Pricing Considerations

There is not an established market for our ordinary shares. We negotiated with our placement agent to determine the offering price of our ordinary shares which is approximately [            ] times our trailing net income for the twelve month period ended [            ]. Noting past offerings completed by our placement agent, we believe that these multiples approximate valuation multiples utilized in similar offerings for similarly-sized companies.

In addition to prevailing market conditions, the factors considered in determining the applicable multiples were:

•	The history of, and the prospects for, our company and the industry in which we compete;

•	An assessment of our management, its past and present operation, and the prospects for, and timing of, our future revenues;

•	The present state of our development; and

•	The factors listed above in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

Using an average of the valuation based upon trailing net income for 2007, we calculated an approximate enterprise value of $[            ]. This resulted in a per share price of $[            ], based on 1,750,000 shares issued and outstanding prior to this offering. We have used this price in connection with this offering.

An active trading market for our ordinary shares may not develop. It is possible that after this offering the ordinary shares will not trade in the public market at or above the initial offering price.

Discretionary Shares

The placement agent will not sell any ordinary shares in this offering to accounts over which it exercises discretionary authority, without first receiving written consent from those accounts.

Listing on the NASDAQ Capital Market

We have applied to list our ordinary shares on the NASDAQ Capital Market under the symbol “RCON.” As this offering is a best-efforts offering, the NASDAQ Capital Market has indicated that it is unable to admit our ordinary shares for listing until the completion of the offering and, consequently, the satisfaction of NASDAQ Capital Market listing standards. If so admitted, we expect our ordinary shares to begin trading on the NASDAQ Capital Market on the day following the closing of this offering. If our ordinary shares are eventually listed on the NASDAQ Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs. We estimate that our costs for SEC reporting and continued listing on the NASDAQ Capital Market to be approximately $[            ] per year.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of the ordinary shares, the placement agent may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares. Specifically, the placement agent may sell more ordinary shares than it is obligated to purchase under the placement agreement, creating a naked short position. The placement agent must close out a covered short sale by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the placement agent is concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the placement agents may bid for, and purchase, ordinary shares in the open market to stabilize the price of the ordinary shares. These activities may raise or maintain the market price of the ordinary shares above independent market levels or prevent or retard a decline in the market price of the ordinary shares. The placement agent is not required to engage in these activities, and may end any of these activities at any time.

We and the placement agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain matters related to the offering relating to U.S. law will be passed on by Kaufman & Canoles, P.C., Richmond, Virginia. Certain legal matters relating to the offering as to Chinese law will be passed upon for us by Jingtian & Gongcheng, Beijing, People’s Republic of China. Certain legal matters relating to the offering as to Cayman Islands law will be passed upon for us by Corporate Filing Services Limited.

EXPERTS

Our consolidated balance sheets as of June 30, 2007 and 2006, and our consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years ended June 30, 2007 and 2006, presented in Chinese Yuan (Renminbi), have been included herein and in the registration statement in reliance upon the report of Hansen Barnett & Maxwell, P.C. an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to our ordinary shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information regarding us and our ordinary shares offered hereby, please refer to the registration statement and the exhibits filed as part of the registration statement.

In addition, we file periodic reports with the SEC, including quarterly reports and annual reports which include our audited financial statements. This registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of the registration statement, including the exhibits thereto, and all of our periodic reports after payment of the fees prescribed by the SEC. For additional information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides on-line access to reports and other information regarding registrants that file electronically with the SEC at the address: http://www.sec.gov.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the main estimated expenses in connection with this offering, other than the placement discounts, expenses and commissions, which we will be required to pay:

U.S. Securities and Exchange Commission registration fee	$307
FINRA filing fee	1,600
NASDAQ listing fee	50,000
Blue Sky Fees	[	]
Legal fees and expenses for Chinese counsel	[	]
Legal fees and expenses for Cayman Islands counsel	[	]
Legal fees and expenses for U.S. securities counsel	[	]
Accounting fees and expenses	[	]
Printing fees	[	]
Other fees and expenses	[	]
Total	[	]

All amounts are estimated, except the U.S. Securities and Exchange Commission registration fee, the NASDAQ listing fee and the FINRA filing fee.

RECON TECHNOLOGY, LTD

INDEX TO FINANCIAL STATEMENTS

PAGE
Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of June 30, 2006 and 2007, and as of March 31, 2008 (unaudited)	F-3

Consolidated Statements of Operations for the Years Ended June 30, 2006, and 2007 and for the Nine Months Ended March 31, 2007 and 2008 (unaudited)	F-5

Consolidated Statements of Shareholders’ Equity (deficit) for the Years Ended June 30, 2006 and 2007, and for the Nine Months Ended March 31, 2008 (unaudited)	F-6

Consolidated Statements of Cash Flows for the Years Ended June 30, 2006 and 2007, and for the Nine Months Ended March 31, 2007 and 2008 (unaudited)	F-7

Notes to the Consolidated Financial Statements	F-9

HANSEN, BARNETT & MAXWELL, P.C.
A Professional Corporation	Registered with the Public Company
CERTIFIED PUBLIC ACCOUNTANTS	Accounting Oversight Board
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200	A Member of the Forum of Firms
Fax: (801) 532-7944
www.hbmcpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

  of Recon Technology, Ltd:

We have audited the accompanying consolidated balance sheets of Recon Technology, Ltd (“the Company”), as of June 30, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the two years in the period ended June 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Recon Technology, Ltd as of June 30, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the two years in the period ended June 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

HANSEN, BARNETT & MAXWELL, P.C.
/S/ HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah

August 8, 2008

RECON TECHNOLOGY, LTD.

CONSOLIDATED BALANCE SHEETS

	Chinese Yuan (Renminbi)			U.S. Dollars
	June 30,		March 31, 2008	June 30, 2007	March 31, 2008
	2006	2007
			(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	¥4,247,933	¥2,475,231	¥4,088,794	$325,175	$583,114
Trade accounts receivable, less allowance of ¥2,966,171, ¥ 4,500,452 ($591,231) and ¥3,470,770 ($494,976), respectively	13,783,201	30,502,243	38,460,798	4,007,126	5,484,997
Trade accounts receivable-related parties, less allowance of ¥0, ¥487,428 ($64,034) and ¥0 ($0), respectively	—	—	516,614	—	73,676
Other receivable, less allowance of ¥773,152, ¥593,108 ($77,917) and ¥226,196 ($32,258), respectively	861,968	3,609,616	2,470,516	474,201	352,327
Other receivable -related parties, less allowance of ¥2,722,407, ¥575,888 ($75,655) and ¥0 ($0), respectively	—	376,027	—	49,399	—
Purchase advances, less allowance of ¥458,664, ¥458,664 ($60,255) and ¥0 ($0), respectively	1,536,088	3,331,774	5,432,599	437,700	774,757
Prepaid expenses	—	337	854,087	44	121,804
Inventories	3,831,511	4,645,932	8,854,964	610,343	1,262,830
Short-term investments	—	—	6,501,600	—	927,210
Deferred tax assets	2,020,742	2,795,924	2,795,924	367,305	398,734

Total current assets	26,281,443	47,737,084	69,975,896	6,271,293	9,979,449

Non-current assets
Property and equipment, net of accumulated depreciation of ¥1,401,050, ¥1,940,823 ($254,969) and ¥2,134,358 ($304,386), respectively	1,601,099	1,724,988	5,577,456	226,614	795,416
Advances for purchase of fixed assets	—	786,448	786,448	103,317	112,157

Total non-current assets	1,601,099	2,511,436	6,363,904	329,931	907,573

Total assets	¥27,882,542	¥50,248,520	¥76,339,800	$6,601,224	$10,887,022

See the Accompanying Notes to the Consolidated Financial Statements

RECON TECHNOLOGY, LTD

CONSOLIDATED BALANCE SHEETS (CONTINUED)

	Chinese Yuan (Renminbi)			U.S. Dollars
	June 30,		March 31, 2008	June 30, 2007	March 31, 2008
	2006	2007
			(Unaudited)	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Trade accounts payable	¥18,669,293	¥24,160,229	¥31,449,287	$3,173,968	$4,485,066
Trade accounts payable – related parties	653,564	311,966	—	40,983	—
Other payables	2,275,593	1,486,656	1,891,649	195,304	269,773
Other payables – related parties	660,000	—	310,000	—	44,210
Deferred income	1,237,560	2,775,565	2,784,539	364,630	397,111
Advances from customers	3,000,996	3,788,313	3,154,845	497,676	449,921
Accrued payroll	120,000	30,725	—	4,036	—
Accrued employees’ welfare	609,870	772,492	733,942	101,483	104,669
Taxes payable	29,345	4,202,509	4,967,870	552,090	708,481
Interest payable	124,928	213,360	219,578	28,029	31,315
Short-term notes payable	8,193,000	9,592,713	2,645,513	1,260,209	377,284
Long-term notes payable, current portion	—	140,000	190,000	18,392	27,096

Total current liabilities	35,574,149	47,474,528	48,347,223	6,236,800	6,894,926
Long-term notes payable, net of current portion	1,887,460	1,247,460	2,703,600	163,881	385,568
Long-term notes payable – related parties	50,000	50,000	50,000	6,569	7,131

Total liabilities	37,511,609	48,771,988	51,100,823	6,407,250	7,287,625

Minority interest	788,244	1,039,870	1,166,299	136,609	166,329

Shareholders’ equity (deficit)
Ordinary shares, $0.01 U.S. dollar par value, 5,000,000 shares authorized; 40,082 shares, 50,000 shares and 50,000 shares outstanding, respectively	3,046	3,800	3,800	499	542
Additional paid-in capital	5,933,954	7,402,200	15,742,200	972,438	2,245,037
Statutory reserves	452,681	913,939	1,449,635	120,066	206,736
Retained earnings (deficit)	(16,806,992)	(7,883,277)	6,877,043	(1,035,638)	980,753

Total shareholders’ equity (deficit)	(10,417,311)	436,662	24,072,678	57,365	3,433,068

Total liabilities and shareholders’ equity (deficit)	¥27,882,542	¥50,248,520	¥76,339,800	$6,601,224	$10,887,022

See the Accompanying Notes to the Consolidated Financial Statements

RECON TECHNOLOGY, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED JUNE 30, 2006, 2007 AND FOR THE NINE MONTHS ENDED

MARCH 31, 2007 AND 2008 (unaudited)

	Chinese Yuan (Renminbi)				U.S.Dollars
	For the Years Ended June 30,		For the Nine Months Ended March 31,		For the Year Ended June 30, 2007	For the Nine Months Ended March 31, 2008
	2006	2007	2007	2008
			(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	¥35,733,839	¥59,862,783	¥40,440,506	¥64,197,177	$7,864,265	$9,155,330
Cost of revenues	23,414,054	35,157,143	22,655,452	35,793,100	4,618,647	5,104,549

Gross Profit	12,319,785	24,705,640	17,785,054	28,404,077	3,245,618	4,050,781

Operating expenses
Selling and distribution expenses	4,645,613	5,575,166	3,927,807	4,864,188	732,418	693,695
General and administrative expenses	7,820,889	8,377,624	4,417,656	8,190,392	1,100,581	1,168,054

Total operating expenses	12,466,502	13,952,790	8,345,463	13,054,580	1,832,999	1,861,749

Income(loss) from operation	(146,717)	10,752,850	9,439,591	15,349,497	1,412,619	2,189,032
Subsidy income	863,402	155,556	155,556	667,344	20,436	95,172
Non-operating income	25,000	13,915	4,240	616	1,828	88
Non-operating expenses	(45,598)	(3,494)	—	(2,712)	(459)	(387)
Interest income	21,907	22,231	2,955	17,153	2,921	2,446
Interest expense	(67,572)	(127,927)	(8,392)	(276,023)	(16,806)	(39,364)

Income(loss) before income taxes and minority interest	650,422	10,813,131	9,593,950	15,755,875	1,420,539	2,246,987
Provision for income taxes	82,669	(2,057,532)	(387,583)	(793,430)	(270,301)	(113,153)
Minority interest, net of tax	147,293	58,374	(72,438)	(126,429)	7,669	(18,030)

Net income (loss)	¥880,384	¥8,813,973	¥9,133,929	¥14,836,016	$1,157,907	$2,115,804

Basic and diluted earnings (loss) per ordinary share	¥22.06	¥190.08	¥202.23	¥296.72	$24.97	$42.32

Weighted average ordinary shares outstanding	39,912	46,371	45,165	50,000	46,371	50,000

See the Accompanying Notes to the Consolidated Financial Statements

RECON TECHNOLOGY, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED JUNE 30, 2006, 2007 AND THE NINE MONTHS ENDED MARCH 31, 2008 (unaudited)

	Chinese Yuan (Renminbi)
	Ordinary Shares		Additional Paid-in Capital	Statutory Reserves	Retained Earnings (Deficit)	Total
	Shares	Amount
Balance as of June 30, 2005	31,204	¥2,371	¥4,619,629	¥385,012	¥(18,104,707)	¥(13,097,695)
Issuance for cash—principal shareholders	8,878	675	1,314,325	—	—	1,315,000
Transfer from retained earnings to statutory reserves	—	—	—	67,669	(67,669)	—
Accumulated deficit absorbed by minority parties	—	—	—	—	485,000	485,000
Net loss for the year	—	—	—	—	880,384	880,384

Balance as of June 30, 2006	40,082	3,046	5,933,954	452,681	(16,806,992)	(10,417,311)
Issuance for cash—principal shareholders	9,918	754	1,468,246	—	—	1,469,000
Transfer from retained earnings to statutory reserves	—	—	—	461,258	(461,258)	—
Accumulated deficit absorbed by minority parties	—	—	—	—	571,000	571,000
Net income for the year	—	—	—	—	8,813,973	8,813,973

Balance as of June 30, 2007	50,000	3,800	7,402,200	913,939	(7,883,277)	436,662
Capital contribution—principal shareholders (unaudited)	—	—	8,340,000	—	—	8,340,000
Transfer from retained earnings to statutory reserves (unaudited)	—	—	—	535,696	(535,696)	—
Accumulated deficit absorbed by minority parties (unaudited)	—	—	—	—	460,000	460,000
Net income for the nine months ended March 31, 2008 (unaudited)	—	—	—	—	14,836,016	14,836,016

Balance as of March 31, 2008 (unaudited)	50,000	¥3,800	¥15,742,200	¥1,449,635	¥6,877,043	¥24,072,678

See the Accompanying Notes to the Consolidated Financial Statements

RECON TECHNOLOGY, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Chinese Yuan (Renminbi)				U.S. Dollars
	For the Years Ended June 30,		For the Nine Months Ended March 31,		For the Year Ended June 30, 2007	For the Nine Months Ended March 31, 2008
	2006	2007	2007	2008
			(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	¥880,384	¥8,813,973	¥9,133,929	¥14,836,016	$1,157,907	$2,115,804
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	516,419	539,773	301,912	193,535	70,911	27,601
Minority interest	(147,293)	(58,374)	72,438	126,429	(7,669)	18,030
Change in assets:
Trade accounts receivable, net	(3,730,107)	(16,719,042)	(3,008,076)	(7,958,555)	(2,196,406)	(1,134,991)
Trade accounts receivable-related parties, net	—	—	—	(516,614)	—	(73,676)
Other receivable, net	(36,833)	(2,747,648)	(3,317,797)	1,139,100	(360,963)	162,450
Other receivable related parties, net	1,331,448	(376,027)	339,972	376,027	(49,399)	53,626
Purchase advance, net	(367,466)	(1,795,686)	(2,566,504)	(2,100,825)	(235,902)	(299,604)
Prepaid expense	284,435	(337)	(111,475)	(853,750)	(44)	(121,756)
Inventories	(2,363,057)	(814,421)	(237,470)	(4,209,032)	(106,992)	(600,261)
Deferred tax assets	(2,020,742)	(775,182)	—	—	(101,837)	—
Other current assets	42,713	—	(1,600)	—	—	—

Change in liabilities:
Trade accounts payable	(3,694,626)	5,490,936	(2,054,220)	7,289,058	721,351	1,039,512
Trade accounts payable-related parties	—	(341,598)	(653,564)	(311,966)	(44,876)	(44,490)
Other payables	2,090,211	(788,937)	(647,754)	404,993	(103,644)	57,757
Other payables-related parties	194,932	(660,000)	(660,003)	310,000	(86,705)	44,210
Deferred income	(140,990)	1,538,005	220,389	8,974	202,050	1,280
Advances from customers	387,095	787,317	(3,000,996)	(633,468)	103,431	(90,341)
Accrued payroll	—	(89,275)	(50,002)	(30,725)	(11,728)	(4,382)
Accrued employees’ welfare	215,127	162,622	116,245	(38,550)	21,364	(5,498)
Taxes payable	114,507	4,173,164	232,130	765,361	548,235	109,150
Interest payable	59,955	88,432	(124,928)	6,218	11,617	887

Net cash from operating activities	¥(6,383,888)	¥(3,572,305)	¥(6,017,374)	¥8,802,226	$(469,299)	$1,255,308

See the Accompanying Notes to the Consolidated Financial Statements

RECON TECHNOLOGY, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Chinese Yuan (Renminbi)				U.S. Dollars
	For the Years Ended June 30,		For the Nine Months Ended March 31,		For the Year Ended	For the Nine Months Ended
	2006	2007	2007	2008	June 30, 2007	March 31, 2008
			(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from investing activities:
Purchases of property and equipment	¥(1,057,548)	¥(663,662)	¥(476,445)	¥(4,046,003)	$(87,186)	$(577,011)
Advances for purchase of fixed assets	—	(786,448)	—	—	(103,317)	—
Cash paid for investment	—	—	—	(6,501,600)	—	(927,210)
Proceed from note receivable - related parties	229,730	—	—	—	—	—
Proceed from notes receivable	3,120	—	—	—	—	—

Net cash from investing activities	(824,698)	(1,450,110)	(476,445)	(10,547,603)	(190,503)	(1,504,221)

Cash flows from financing activities:
Proceeds from stock issuance	1,315,000	1,469,000	1,469,000	—	192,985	—
Proceeds from capital contributions	—	—	—	8,340,000	—	1,189,390
Proceeds from short-term notes payable	7,954,000	2,800,000	2,301,936	40,000	367,840	5,705
Proceeds from long-term notes payable	—	—	—	1,506,140	—	214,795
Repayment of short-term notes payable	—	(1,400,287)	—	(6,987,200)	(183,958)	(996,463)
Repayment of long-term notes payable	—	(500,000)	—	—	(65,686)	—
Proceeds from minority parties	975,000	881,000	881,000	460,000	115,738	65,602

Net cash from financing activities	10,244,000	3,249,713	4,651,936	3,358,940	426,919	479,029

Net change in cash	3,035,414	(1,772,702)	(1,841,883)	1,613,563	(232,882)	230,116
Cash and cash equivalents at beginning of period	1,212,519	4,247,933	4,247,933	2,475,231	558,057	352,998

Cash and cash equivalents at end of period	¥4,247,933	¥2,475,231	¥2,406,050	¥4,088,794	$325,175	$583,114

See the Accompanying Notes to the Consolidated Financial Statements

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS

ENDED JUNE 30, 2006 AND 2007

AND THE NINE MONTHS ENDED MARCH 31, 2008 (UNAUDITED)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

Organization—Recon Technology, Ltd (The “Company”) was incorporated under the laws of the Cayman Islands on August 21, 2007 by Mr. Yin Shenping, Mr. Chen Guangqiang and Mr. Li Hongqi (“The Principal Shareholders”) as a company with limited liability. The Company provides services designed to automate and enhance the extraction of petroleum in the People’s Republic of China (the “PRC”). Its wholly owned subsidiary, Recon Technology, Co., Limited (“Recon-HK”) was incorporated on September 6, 2007 in Hong Kong. Other than the equity interest in Recon-HK, the Company does not own any assets or conduct any operations. On November 15, 2007, Recon-HK established one wholly owned subsidiary, Jining Recon Technology, Ltd. (“Recon-JN”) under the laws of the PRC. Other than the equity interest in Recon-JN, does not own any assets or conduct any operations.

Recon-JN conducts its business through the following PRC legal entities that are consolidated either through common control or as variable interest entities and operate in the Chinese petroleum industry:

•	Beijing BHD Petroleum Technology Co., Ltd. (“BHD”),

•	Nanjing Recon Technology Co., Ltd. (“Nanjing Recon”),

•	Jining ENI Energy Technology Co., Ltd. (“ENI”)

•	Beijing Yabei Nuoda Technology Co., Ltd. (“Yabei Nuoda”)

•	Beijing Adar Petroleum Technology, Ltd. (“Adar Petroleum”)

Chinese laws and regulations prohibit or restrict foreign ownership in petroleum businesses. To comply with these foreign ownership restrictions, the Principal Shareholders, who also hold the controlling interest of BHD, Nanjing Recon and ENI, reorganized the corporate and shareholding structure of these entities by entering into certain exclusive agreements with Recon-JN, which obligates Recon-JN to absorb a majority of the risk of loss from these entities and entitles Recon-JN to receive a majority of the residual returns. Recon-JN also entered into a share pledge agreement with the Principal Shareholders, who pledged all their equity interest in these entities to Recon-JN. In addition, Recon-HK entered into an option agreement to acquire the Principal Shareholders’ equity interest in these entities if or when permitted by the PRC laws.

Based on these exclusive agreements, the Company consolidates the variable interest entities (“VIEs”) as required by Financial Accounting Standards Board (“FASB”) Interpretation No. 46R (“FIN 46R”), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 because the Company is the primary beneficiary of the VIEs. The Company’s consolidated assets do not include any collateral for the obligations of the VIEs.

On April 8, 1995, Beijing Adar Petroleum Technology, Ltd. (Adar Petroleum) was organized under the laws of the PRC. A Principal Shareholder of the Company holds a controlling interest of Adar Petroleum.

On August 28, 2000, a Principal Shareholder of the Company purchased a controlling interest in Beijing BHD Petroleum Technology Co., Ltd (BHD) which was organized under the laws of the PRC on June 29, 1999. On April 18, 2007, BHD Petroleum organized Inner Mongolia Adar Energy Technology Co., Ltd under the laws of the PRC, of which BHD owns a majority interest. On May 11, 2007 BHD created another subsidiary, Beijing Weigu Windows Co. Technology, of which BHD holds a majority interest.

On January 21, 2003, Jining ENI Energy Technology Co., Ltd. (ENI) was organized under the laws the PRC. A Principal Shareholder of the Company owns a controlling interest of ENI.

On October 20, 2004, two Principal Shareholders of the Company purchased a controlling interest in Beijing Yabei Nuoda Technology, Ltd. (Yabei Nuoda) which was organized under the laws of the PRC on December 13, 2002.

On August 27, 2007 the Principal Shareholders the Company purchased a majority ownership of Nanjing Recon Technology Co., Ltd (Nanjing Recon) from a related party who was a majority owner of Nanjing Recon. Nanjing Recon was organized under the laws of the PRC on July 4, 2003. Nanjing Recon created the subsidiary Xiamen Recon Technology Ltd. on June 29, 2006, of which it owns a controlling interest.

Nature of Operations—The Company sells and installs hardware systems related to heating, maintenance and processes customized for petroleum extraction in China. The Company has also developed its own specialized computer software and hardware to manage the oil extraction process in real-time to reduce the costs associated with extraction. The products and services provided by the company include:

•	Oil Field Water Finding/Blocking Technology—The Company developed this technology designed to find and block water content in petroleum.

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS

ENDED JUNE 30, 2006 AND 2007

AND THE NINE MONTHS ENDED MARCH 31, 2008 (UNAUDITED)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

•

High-Efficiency Heating Furnaces—High-Efficiency Heating Furnaces are designed to remove the impurities and to prevent solidification blockage in transport pipes carrying crude petroleum. Crude petroleum contains certain impurities that must be removed before the petroleum can be sold, including water and natural gas.

•

Multi-Purpose Fissure Shaper—Multipurpose fissure shapers improve the extractors’ ability to test for and extract petroleum which must be perforated into the earth before any petroleum extractor can test for the presence of oil.

•

Supervisory Control and Data Acquisition (“SCADA”)—SCADA is an industrial computerized process control system for monitoring, managing and controlling petroleum extraction. SCADA integrates underground and above-ground activities of the petroleum extraction industry.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Translating Financial Statements—The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements include the financial statements of the Company, its subsidiaries, VIEs for which the Company is the primary beneficiary, and entities under common control. All inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation.

Convenience Translation—The Company’s functional currency is the Chinese Yuan (Renminbi) and the accompanying consolidated financial statements have been expressed in Chinese Yuan. The consolidated financial statements as of and for the period ended June 30, 2007, and March 31, 2008 have been translated into United States dollars (“U.S. dollars”) solely for the convenience of the readers, are not presented in accordance with accounting principles generally accepted in the United States of America and are unaudited. The consolidated financial statements have been translated into U.S. dollars at the rate of ¥7.6120 = US$1.00 and ¥7.0120 = US$1.00, the approximate exchange rates prevailing on June 30, 2007 and March 31, 2008, respectively. These translated U.S. dollar amounts should not be construed as representing Chinese Yuan amounts or that the Chinese Yuan amounts have been or could be converted into U.S. dollars.

Accounting Estimates—The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in United States of America requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, allowance for doubtful accounts, and useful lives of property and equipment.

Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates.

Fair Values of Financial Instruments—The carrying amounts reported in the consolidated balance sheets for trade accounts receivable, other receivables, advances to suppliers, trade accounts payable, accrued liabilities, advances from customers and notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

Cash and Cash Equivalents—Cash and cash equivalents are comprised of cash on hand, demand deposits and highly liquid short-term debt investments with stated maturities of no more than three months.

Trade Accounts and Other Receivables—Accounts receivable are recorded when revenue is recognized and are carried at original invoiced amount less a provision for any potential uncollectible amounts. Provision is made against trade accounts and other receivables to the extent they are considered to be doubtful. Other receivables are from transactions with non-trade customers.

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS

ENDED JUNE 30, 2006 AND 2007

AND THE NINE MONTHS ENDED MARCH 31, 2008 (UNAUDITED)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

Purchase Advances—Purchase advances are the amounts prepaid to suppliers for purchases of inventory and are recognized when the final amount is paid to the suppliers and the inventory is delivered.

Inventories—Inventory is comprised of purchased products and is stated at the lower of cost or net realizable value.

Short-term investments—Investments with scheduled maturities greater than three months but not greater than one year are recorded as short-term investments. As of March 31, 2008, the Company had ¥6,501,600 ($927,210) of short-term investment, which bears a annul interest rate at 4% and will be held to maturity at October 10, 2008. The short-term investments are recorded at fair value; gains and losses are included in the statements of operations.

Valuation of Long-lived Assets—The carrying values of the Company’s long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that they may not be recoverable. When such an event occurs, the Company projects the undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset. If projections indicate that the carrying value of the long-lived asset will not be recovered, the carrying value of the long-lived asset is reduced by the estimated excess of the carrying value over the projected discounted cash flows.

Advances from Customers—The Company, as is common practice in the PRC, will often receive advance payments from its customers for its products. The advances are recognized as revenue when the products are delivered. The Company had advances from its customers in the amount of ¥3,000,996, ¥3,788,313 ($497,676) and ¥3,154,845 ($449,921) at June 30, 2006 and 2007 and March 31, 2008, respectively.

Revenue Recognition—The Company recognizes revenue when the four following criteria are met: (1) persuasive evidence of an arrangement, (2) delivery has occurred or services provided, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured. Delivery does not occur until products have been shipped or services have been provided to the client and the client has signed a completion and acceptance report, risk of loss has transferred to the client, client acceptance provisions have lapsed, or the Company has objective evidence that the criteria specified in client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

Hardware:

Revenue from hardware sales is generally recognized when the product is shipped to the customer and when there are no unfulfilled company obligations that affect the customer’s final acceptance of the arrangement.

Services:

The Company provides services on a fixed-price contract and the contract terms generally are short term. Revenue is recognized on the completed contract method when delivery and acceptance is determined by a completion report signed by the customer. Deferred revenue represents unearned amounts billed to customers related to post-contract maintenance agreements.

Software:

The Company sells self-developed software. For software sales, the Company recognizes revenues in accordance with the provisions of Statement of Position No. 97-2, “Software Revenue Recognition,” and related interpretations. Revenue from perpetual (one-time charge) licensed software is recognized at the inception of the license term. Revenue from term (monthly license charge) arrangements is recognized on a subscription basis over the period that the customer is using the license. We do not provide any rights of return or warranties on our software.

Revenues applicable to multiple-element fee arrangements are bifurcated among the elements such as software, hardware and post-contract service using vendor-specific objective evidence of fair value. Such evidence consists of pricing of multiple elements when those same elements are sold as separate products or arrangements. Software maintenance for the first year and initial training are included in the purchase price of the software. Initial training is provided at the time of installation and is

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS

ENDED JUNE 30, 2006 AND 2007

AND THE NINE MONTHS ENDED MARCH 31, 2008 (UNAUDITED)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

recognized as income as part of the price of the software since it is minimal in value. Maintenance is valued based on the fee schedule used by the Company for providing the regular level of maintenance service as sold to customers when renewing their maintenance contracts on a stand alone basis. Maintenance revenue is included in the income statement under services and is recognized over the term of the agreement.

Cost of Revenues—When the criteria for revenue recognition have been met, costs incurred are recognized as cost of revenue. Cost of revenues include wages, materials, handling charges, and other expenses associated with manufactured products and service provided to customers; the cost of purchased equipment and pipes.

Advertising Expenses—Advertising costs are expensed when incurred. Total advertising expenses were ¥0 ,¥729,800 ($95,875), ¥554,000 and ¥946,835 ($135,031) for the years ended June 30, 2006, 2007, and for the periods ended March 31, 2007 and 2008 respectively.

Subsidy Income—The Company received subsidy income of ¥863,402, ¥155,566 ($20,436), ¥155,556 and ¥667,344 ($95,172) from the local government for the years ended June 30, 2006 and 2007 and for the nine months ended March 31, 2007 and 2008, respectively. This income is given by the government to support local software companies. Subsidy income is recognized when received and is included in the statements of operations.

Income Taxes—Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109, Accounting for Income Taxes. Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes. Deferred taxes are provided on differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, and tax carry forwards. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company has not been subject to any income taxes in the United States or the Cayman Islands. Enterprises doing business in PRC are generally subject to federal (state) enterprise income tax at a rate of 30% and a local income tax at a rate of 3%.

Business Segments—The Company operates in one industry which includes the sale of products for the oil field construction solely to customers in China; therefore, no business segment information has been presented.

Net Earnings (Loss) per Ordinary Share—Basic earnings (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding. Diluted earnings (loss) per ordinary share are computed by dividing net income (loss) by the weighted-average number of ordinary shares and dilutive potential ordinary share equivalents outstanding. Potential ordinary share equivalents consist of shares issuable upon the conversion of preferred stock and convertible notes and the exercise of stock options and warrants. The Company had no dilutive potential ordinary share equivalents outstanding during the each period presented in the financial statements.

Recently Enacted Accounting Standards—In June 2006, the Financial Accounting Standards Board issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No 109 (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition classification, interest and penalties, accounting in interim periods, disclosure, and transition. The interpretation is effective for the fiscal years beginning after December 15, 2006. The impact of adoption of this interpretation on the Company’s consolidated financial statements, if any, has not yet been determined.

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position (FSP FIN) No. 157-2 which extended the effective date for certain nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. The Company does not expect the adoption of SFAS No. 157 to have a material impact on our consolidated financial statements.

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS

ENDED JUNE 30, 2006 AND 2007

AND THE NINE MONTHS ENDED MARCH 31, 2008 (UNAUDITED)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 159 to have a material impact on our consolidated financial statements.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities”, (“EITF 07-3”) which is effective for fiscal years beginning after December 15, 2007. EITF 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized. Such amounts will be recognized as an expense as the goods are delivered or the related services are performed. EITF 07-3 is not expected to have a material impact on our results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS No. 141(R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. SFAS No. 160 clarifies that a non-controlling interest in a subsidiary should be reported as equity in the consolidated financial statements, consolidated net income shall be adjusted to include the net income attributed to the non-controlling interest and consolidated comprehensive income shall be adjusted to include the comprehensive income attributed to the non-controlling interest. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. SFAS No. 141(R) and SFAS No. 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company has not yet determined the effect on our consolidated financial statements, if any, upon adoption of SFAS No. 141(R) or SFAS No. 160. SFAS No. 141(R) and SFAS No. 160 are not expected to have a material impact on our results of operations or financial position.

NOTE 3. ACCOUNTS RECEIVABLE

Accounts receivables consisted of the following:

	Chinese Yuan (Renminbi)			U.S. Dollars
	June 30,		March 31, 2008	June 30, 2007	March 31, 2008
	2006	2007
			(Unaudited)	(Unaudited)	(Unaudited)
Trade accounts receivable	¥16,749,372	¥35,002,695	¥41,931,568	$4,598,357	$5,979,973
Allowance for doubtful accounts	(2,966,171)	(4,500,452)	(3,470,770)	(591,231)	(494,976)

Trade accounts receivable, net	¥13,783,201	¥30,502,243	¥38,460,798	$4,007,126	$5,484,997

NOTE 4. INVENTORIES

Inventory consisted of the following at June 30, 2006, 2007 and March 31, 2008:

	Chinese Yuan (Renminbi)			U.S. Dollars
	June 30,		March 31, 2008	June 30, 2007	March 31, 2008
	2006	2007
			(Unaudited)	(Unaudited)	(Unaudited)
Purchased products	¥3,831,511	¥4,645,932	¥8,854,964	$610,343	$1,262,830

Total inventories	¥3,831,511	¥4,645,932	¥8,854,964	$610,343	$1,262,830

NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:

Motor vehicles	10 Years
Office equipment	2-5 Years
Machinery	5 Years

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS

ENDED JUNE 30, 2006 AND 2007

AND THE NINE MONTHS ENDED MARCH 31, 2008 (UNAUDITED)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

Gains or losses on sales or retirements are included in the consolidated statements of operations in the year of disposition. Depreciation expense was ¥516,419 and ¥539,773 ($70,911), ¥301,912, ¥193,535 ($27,601) for the years ended June 30, 2006 and 2007 and the nine months ended March 31, 2007 and 2008, respectively. Property and equipment consisted of the following at June 30, 2006, 2007 and March 31, 2008:

	Chinese Yuan (Renminbi)			U.S. Dollars
	June 30,		March 31, 2008	June 30, 2007	March 31, 2008
	2006	2007
				(Unaudited)	(Unaudited)
Motor vehicles	¥1,799,701	¥2,613,071	¥3,372,992	$343,283	$481,031
Office equipment	992,448	842,740	4,047,152	110,712	577,175
Machinery	210,000	210,000	291,670	27,588	41,596

Total property and equipment	3,002,149	3,665,811	7,711,814	481,583	1,099,802
Less: Accumulated depreciation	(1,401,050)	(1,940,823)	(2,134,358)	(254,969)	(304,386)

Property and equipment, net	¥1,601,099	¥1,724,988	¥5,577,456	$226,614	$795,416

NOTE 6. SHAREHOLDERS’ EQUITY (DEFICIT)

Ordinary Shares—When the Company was incorporated in Cayman Islands on August 21, 2007, 5,000,000 ordinary shares were authorized, and 50,000 ordinary shares were issued to the Principal Shareholders, at a par value of $0.01 each. The 50,000 shares were allocated to previous capital contributions by the Principal Shareholders.

Statutory Reserves—According to the Articles of Association, the Company is required to transfer a certain portion of its net profit, as determined under PRC accounting regulations, from retained earnings to the statutory reserve fund. As of June 30, 2006 and 2007 and March 31, 2008, the balance of statutory reserves was ¥452,681, ¥913,939 ($120,066), and ¥1,449,635 ($206,736), respectively.

NOTE 7. INCOME TAXES

The Company is not subject to any income taxes in the United States or the Cayman Islands. Enterprises doing business in PRC are generally subject to federal (state) enterprise income tax at a rate of 30% and a local income tax at a rate of 3%; however, due to Nanjing Recon being located in a State Standard High Technology Development Zone, it was granted a certification of High Technology Enterprise and was taxed at a rate of 15% for taxable income generated and was 50% exempt from this rate for 2006 to 2007.

The Company had minimal operations in jurisdictions other than the PRC.

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS

ENDED JUNE 30, 2006 AND 2007

AND THE NINE MONTHS ENDED MARCH 31, 2008 (UNAUDITED)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

The temporary differences and carryforwards which give rise to the deferred income tax asset are as follows:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30,		June 30, 2007
	2006	2007
			(Unaudited)
Net operating loss carryforwards	¥1,815,951	¥966,937	$127,028
Allowance for doubtful trade receivables	1,730,099	1,653,885	217,273
Allowance for doubtful other receivables	177,870	166,098	21,821
Inventory obsolescence reserve	—	9,004	1,183

Total deferred income tax assets	¥3,723,920	¥2,795,924	$367,305
Valuation allowance	(1,703,178)	—	—

Net deferred income tax asset	¥2,020,742	¥2,795,924	$367,305

The reconciliation of income tax (benefit) computed by applying the statutory income tax rate to pre-tax income (loss) to the actual tax (benefit) is as follows:

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		June 30, 2007
	2006	2007
			(Unaudited)
Tax at statutory rate of 33%	¥214,639	¥3,568,333	$468,777
Nondeductible expenses	65,523	101,127	13,285
Benefit of favorable rate	(29,376)	(594,062)	(78,043)
Benefit of operating loss carryforwards	(373,870)	(1,075,713)	(141,318)
Other change in valuation allowance	40,415	57,847	7,599

Provision for (benefit from) income taxes	¥(82,669)	¥2,057,532	$270,300

The provision for income taxes consisted of the following:

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		June 30, 2007
	2006	2007
			(Unaudited)
Current	¥(2,103,411)	¥1,282,350	$168,464
Deferred	2,020,742	775,182	101,836

Provision for (benefit from) income taxes	¥(82,669)	¥2,057,532	$270,300

The Fifth Session of the Tenth National People’s Congress amended the PRC Enterprise Income Tax Law that became effective on January 1, 2008. The new amended Corporate Income Tax Law introduces a wide range of changes which include, but are not limited to, the unification of the income tax rate for domestic-invested and foreign-invested enterprises at 25%, which reduces the Company’s income tax rate from 33% to 25% in 2008 and after.

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS

ENDED JUNE 30, 2006 AND 2007

AND THE NINE MONTHS ENDED MARCH 31, 2008 (UNAUDITED)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

NOTE 8. NOTES PAYABLE

	Chinese Yuan (Renminbi)			U.S. Dollars
	December 31,		March 31, 2008	June 30, 2007	March 31, 2008
	2006	2007
			(Unaudited)	(Unaudited)	(Unaudited)
Short-term notes payable:
¥8,000,000 short-term line of credit, no interest	¥7,593,000	¥6,192,713	¥5,513	$813,546	$786
Short-term notes payable, no interest	—	2,800,000	2,000,000	367,840	285,225
Due on-demand note payable to a supplier, no interest	600,000	600,000	600,000	78,823	85,568
Short-term notes payable to an employee, no interest	—	—	40,000	—	5,705

Total short-term notes payable	8,193,000	9,592,713	2,645,513	1,260,209	377,284

	Chinese Yuan (Renminbi)			U.S. Dollars
	December 31,		March 31, 2008	June 30, 2007	March 31, 2008
	2006	2007
			(Unaudited)	(Unaudited)	(Unaudited)
Long-term notes payable:
Long-term note payable, interest at 6%, at 6%, matures May 5, 2008	¥140,000	¥140,000	¥140,000	$18,392	$19,965
Long-term note payable to a principal shareholder, interest at 6%, matures August 5, 2008	50,000	50,000	50,000	6,569	7,131
Long-term note payable to a supplier, interest at 3%, matures December 30, 2008	500,860	500,860	2,007,000	65,799	286,224
Long-term note payable to a supplier, interest at 6%, matures June 30, 2009	946,600	446,600	446,600	58,671	63,691
Long-term note payable to a supplier, interest at 6%, matures December 30, 2009	200,000	200,000	200,000	26,274	28,523
Long-term note payable to a customer, interest at 3%, matures December 30, 2009	100,000	100,000	100,000	13,137	14,261

Total long-term notes payable	1,937,460	1,437,460	2,943,600	188,842	419,795
Less: current maturities of long-term debt	—	(140,000)	(190,000)	(18,392)	(27,096)

Long-term notes payable, net of current portion	¥1,937,460	¥1,297,460	¥2,753,600	$170,450	$392,699

NOTE 10. CONCENTRATIONS

In fiscal year 2006, the Company’s largest customers accounted for approximately 65% and 35% of its revenue; in fiscal year 2007, the largest two customers represented about 60% and 40% of the Company’s revenue. In fiscal year 2007, the Company’s largest supplier accounted for 33% of its cost of revenue. No supplier concentration issue existed in 2006.

NOTE 11. COMMITMENTS AND CONTINGENCIES

The Company leases offices in Beijing, Nanjing, Shandong and Xiamen. The amounts of commitments for non-cancelable operating leases for 2008, 2009 and 2010 were as follows. All the lease agreements will expire in 2010.

	Chinese Yuan (Renminbi)	U.S. Dollars
		(Unaudited)
2008	¥462,810	$60,800
2009	456,860	60,018
2010	¥97,200	$12,769

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS

ENDED JUNE 30, 2006 AND 2007

AND THE NINE MONTHS ENDED MARCH 31, 2008 (UNAUDITED)

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

NOTE 12. RELATED PARTY TRANSACTIONS

Receivable from related parties—At March 31, 2008, the Company had a receivable from a company under common ownership totaling ¥516,614, which was for sales of goods and services.

At June 30, 2007, the Company had receivables from related parties of ¥376,027, of which ¥207,543 was from a company under common ownership for sales of goods and services, ¥168,484 was from a company under common ownership for sales of goods and services.

The Company did not have any receivables from related parties as of June 30, 2006.

Payable to related parties—At March 31, 2008, the Company owed related parties ¥310,000, of which ¥260,000 was due to a company under common ownership for loan payments made on behalf of the Company and ¥50,000 was due to a company under common ownership for loan payments made on behalf of the Company.

At June 30, 2007, the Company owed related parties ¥311,966, of which ¥261,966 was due to a company under common ownership for payments of expenses made on behalf of the Company and ¥50,000 was due to a company under common ownership for loan payments made on behalf of the company.

At June 30, 2006, the Company owed related parties ¥1,313,564, of which 641,598 was due to a company under common ownership for payment of expenses made on behalf of the Company, 521,966 was due to a company under common ownership for payment of expenses made on behalf of the Company and 150,000 was due to a company under common ownership for loan payments made on behalf of the Company.

NOTE 13. SUBSEQUENT EVENTS

On June 24, 2008, Beijing BHD Petroleum Technology Co., Ltd disposed all of its ownership in a 70%-owned subsidiary to a non-related party for proceeds of ¥600,000.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Until                      (90 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as a placement agent and with respect to unsold allotments or subscriptions.

Recon

RECON TECHNOLOGY, LTD

Ordinary Shares

[            ] Share Minimum

[            ] Share Maximum

Prospectus

Anderson & Strudwick,

Incorporated

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the placement discounts and commissions) will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission, FINRA and NASDAQ, all amounts are estimates.

U.S. Securities and Exchange Commission registration fee	$307
FINRA filing fee	1,600
NASDAQ listing fee	50,000
Blue Sky Fees	[	]
Legal fees and expenses for Chinese counsel	[	]
Legal fees and expenses for Cayman Islands counsel	[	]
Legal fees and expenses for U.S. securities counsel	[	]
Accounting fees and expenses	[	]
Printing fees	[	]
Other fees and expenses	[	]
Total	[	]

Item 14.	Indemnification of Directors and Officers

British Virgin Islands law and our articles of association provide that we may indemnify our directors, officers, advisors and trustee acting in relation to any of our affairs against actions, proceedings, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duty in their capacities as such. Under our articles of association, indemnification is not available, however, if those events were incurred or sustained by or through their own willful neglect or default.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.	Recent Sales of Unregistered Securities

We have not issued any unregistered securities in the last three years.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit Number	Document
1.1	Form of Underwriting Agreement(2)

1.2	Form of Escrow Agreement(2)

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant(2)

3.2	Amended and Restated Memorandum of Association of the Registrant(2)

4.2	Form of Placement Agent Warrant(2)

5.1	Opinion of Corporate Filing Services Limited, Cayman Islands counsel(2)

10.1	Translation of Exclusive Technical Consulting Service Agreement between Recon Technology (Jining) Co., Ltd. and Beijing BHD Petroleum Technology Co., Ltd.(1)

10.2	Translation of Power of Attorney for rights of Chen Guangqiang in Beijing BHD Petroleum Technology Co., Ltd.(1)

10.3	Translation of Power of Attorney for rights of Yin Shenping in Beijing BHD Petroleum Technology Co., Ltd.(1)

10.4	Translation of Power of Attorney for rights of Li Hongqi in Beijing BHD Petroleum Technology Co., Ltd.(1)

10.5	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Chen Guangqiang and Beijing BHD Petroleum Technology Co., Ltd.(1)

10.6	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Yin Shenping and Beijing BHD Petroleum Technology Co., Ltd.(1)

10.7	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Li Hongqi and Beijing BHD Petroleum Technology Co., Ltd.(1)

10.8	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Chen Guangqiang and Beijing BHD Petroleum Technology Co., Ltd.(1)

10.9	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Yin Shenping and Beijing BHD Petroleum Technology Co., Ltd.(1)

10.10	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Li Hongqi and Beijing BHD Petroleum Technology Co., Ltd.(1)

10.11	Translation of Exclusive Technical Consulting Service Agreement between Recon Technology (Jining) Co., Ltd. and Jining ENI Energy Technology Co., Ltd.(1)

10.12	Translation of Power of Attorney for rights of Chen Guangqiang in Jining ENI Energy Technology Co., Ltd.(1)

10.13	Translation of Power of Attorney for rights of Yin Shenping in Jining ENI Energy Technology Co., Ltd.(1)

10.14	Translation of Power of Attorney for rights of Li Hongqi in Jining ENI Energy Technology Co., Ltd.(1)

10.15	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Chen Guangqiang and Jining ENI Energy Technology Co., Ltd.(1)

10.16	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Yin Shenping and Jining ENI Energy Technology Co., Ltd.(1)

10.17	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Li Hongqi and Jining ENI Energy Technology Co., Ltd.(1)

10.18	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Chen Guangqiang and Jining ENI Energy Technology Co., Ltd.(1)

10.19	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Yin Shenping and Jining ENI Energy Technology Co., Ltd.(1)

10.20	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Li Hongqi and Jining ENI Energy Technology Co., Ltd.(1)

10.21	Translation of Exclusive Technical Consulting Service Agreement between Recon Technology (Jining) Co., Ltd. and Nanjing Recon Technology Co., Ltd.(1)

10.22	Translation of Power of Attorney for rights of Chen Guangqiang in Nanjing Recon Technology Co., Ltd.(1)

10.23	Translation of Power of Attorney for rights of Yin Shenping in Nanjing Recon Technology Co., Ltd.(1)

10.24	Translation of Power of Attorney for rights of Li Hongqi in Nanjing Recon Technology Co., Ltd.(1)

10.25	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Chen Guangqiang and Nanjing Recon Technology Co., Ltd.(1)

10.26	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Yin Shenping and Nanjing Recon Technology Co., Ltd.(1)

10.27	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Li Hongqi and Nanjing Recon Technology Co., Ltd.(1)

10.28	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Chen Guangqiang and Nanjing Recon Technology Co., Ltd.(1)

10.29	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Yin Shenping and Nanjing Recon Technology Co., Ltd.(1)

10.30	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Li Hongqi and Nanjing Recon Technology Co., Ltd.(1)

21.1	Subsidiaries of the Registrant(1)

23.1	Consent of Hansen Barnett & Maxwell(1)

24.1	Power of Attorney (included on page II-6 of the Registration Statement)(1)

99.1	Stock Option Plan(2)

(1)	Filed herewith.
(2)	To be filed by amendment.

(b)	Financial Statement Schedules

None.

Item 17.	Undertakings

The Registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed information with respect to the plan of distribution.

(b) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f) that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the Registrant relating to the offering filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on the 12th day of August, 2008.

RECON TECHNOLOGY, LTD,

a Cayman Islands exempted company

By:	/s/ Yin Shenping
Name:	Yin Shenping
Title:	Chief Executive Officer
(Principal Executive Officer)
Date:	August 12, 2008

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Yin Shenping as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Yin Shenping Yin Shenping	Chief Executive Officer and Director (Principal Executive Officer)	August 12, 2008

/s/ Frances Zheng Frances Zheng	Chief Financial Officer (Principal Accounting and Financial Officer)	August 12, 2008

/s/ Chen Guangqiang Chen Guangqiang	Director	August 12, 2008

/s/ Li Guoqi Li Guoqi	Director	August 12, 2008

	Director	August 12, 2008
Dennis O. Laing

/s/ Nelson N.S. Wong Nelson N.S. Wong	Director	August 12, 2008

/s/ Hu Jijun Hu Jijun	Director	August 12, 2008

	Director	August 12, 2008
Liao Xiaorong